Exhibit 10.07

SONIC INDUSTRIES INC.

NON-TRADITIONAL LICENSE AGREEMENT

BY AND BETWEEN

SONIC INDUSTRIES INC.

AND

_____________________________________

_____________________________________

_____________________________________

Non-Traditional Sonic Location

_____________________________________

_____________________________________

Effective as of __________ __, 200__.

CIF No. __________

NON-TRADITIONAL LICENSE AGREEMENT

(CIF ____)

        Sonic Industries, Inc. (the "Licensor") and the individuals listed below (jointly and severally, the “Licensees”)     enter into this Non-Traditional License Agreement (this “Agreement”) as of the ____ day of __________, 200__.

__________________________	(the "Principal Licensee")
__________________________
__________________________

        Licensor is the developer and the sole and exclusive owner of the right to license the distinctive and proprietary food service system under which food is sold to the public from drive-in restaurants and other facilities operated under the trade name and federally registered trademark and service mark “Sonic.” The Sonic System so developed now includes, among other things, the following elements, all or some of which may be deleted, changed, improved or further developed by Licensor from time to time:

        A.  Methods and procedures for the preparation and serving of food and beverage products.

        B.  Confidential recipes for food products and distinctive service accessories (including, but not limited to, uniforms, menus, packages, containers and additional paper or plastic items).

        C.  Plans and specifications for distinctive standardized premises featuring characteristic exterior style, colors, and design (including angled parking stalls equipped with menu housings, speakers and tray supports), interior furnishings, equipment layout, exterior signage, and marketing techniques and materials.

        D.  A uniform method of operating which is described in the Sonic Operations Manual.

        E.  Distinctive and characteristic trade names, trade dress, trademarks and service marks, including, but not limited to: “Sonic,” “Sonic Happy Eating,” “America’s Favorite Drive-In — Sonic,” signs, menu housings, table ordering stations, designs, color schemes, standardized premises featuring characteristic exterior style, canopies, colors, and design (including angled parking stalls equipped with menu housings, speakers and tray supports), interior furnishings and equipment layout, and emblems as Licensor designates in the Sonic Operations Manual or otherwise in writing or through usage as prescribed for use with the Sonic System and as may from time to time be developed.

        F.  Such exclusive and trade secrets as have been and may from time to time be developed, which are owned by Licensor and which are disclosed to its licensees in confidence in connection with the construction and operation of a Sonic drive-in restaurant or Non-Traditional Sonic.

        Licensee wishes to obtain a license from Licensor to operate a Non-Traditional Sonic pursuant to the Sonic System and to be afforded the assistance provided by Licensor in connection therewith, and understands and accepts the terms, conditions and covenants set forth herein as those which are reasonably necessary to maintain Licensor’s high and uniform standards of quality and service designed to protect the goodwill and enhance the public image of the Proprietary Marks and the Sonic System, and recognizes the necessity of operating the licensed Non-Traditional Sonic in faithful compliance therewith, and with Licensor’s standards and specifications.

1. DEFINITIONS.

        Unless the context of their use in this Agreement requires otherwise, the following words and phrases shall have the following meanings when used in initially-capitalized form in this Agreement.

        1.01.Affiliate. The word “Affiliate” shall mean (a) any stockholder, director or officer of a specified Person (if the specified Person is a corporation), (b) any partner of a specified Person (if the specified Person is a partnership), (c) any member of a specified Person (if the specified Person is a limited liability company), (d) any employee of a specified Person, and (e) any Person which directly or indirectly through one or more intermediaries Controls the specified Person, the specified Person Controls, or shares a common Control with the specified Person.

        1.02. Control. The word “Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person or entity, whether through the ownership of voting securities, by contract, or otherwise.

        1.03. DMA. The term “DMA” shall mean a Designated Market Area as defined by A.C. Nielsen Company from time to time.

        1.04. Facility. The word “Facility” shall mean the building or structure in which a Non-Traditional Sonic may operate, including (without limitation) military bases and other governmental facilities; universities and schools; airports and other transportation facilities; stadiums, arenas and other sports and entertainment venues; amusement and theme parks; cafeterias and food courts in shopping centers, shopping malls, office buildings, hospitals and industrial facilities; museums, zoos and other public facilities, and highway travel plazas, convenience stores, and gasoline filling stations.

        1.05. Gross Sales. The phrase “Gross Sales” shall mean all revenues from sales resulting from all business conducted upon or from the Non-Traditional Sonic, whether evidenced by check, cash, credit, charge account, exchange or otherwise, and shall include (without limitation) the amounts received from the sale of goods, wares and merchandise, including sales of food, beverages and tangible property of every kind and nature, promotional or otherwise (excluding restaurant equipment) and for services performed from or at the Non-Traditional Sonic, whether the Licensee fills the orders from the Non-Traditional Sonic or elsewhere. Each charge or sale upon credit shall constitute a sale for the full price in the month during which the charge or sale occurs, regardless of the time when the Licensee receives payment (in whole or in part) for the charge or sale. The phrase “Gross Sales” shall not include (a) sales of merchandise for which the Licensee makes a cash refund, if previously included in Gross Sales; (b) the price of merchandise returned by customers for exchange, if the Licensee previously included the sales price of the merchandise returned by the customer in Gross Sales and includes the sales price of merchandise delivered to the customer in exchange in Gross Sales; (c) amounts received from the sale of tobacco products; (d) the amount of any sales tax imposed by any governmental authority directly on sales and collected from customers, if the Licensee adds the amount of the tax to the sales price or absorbs the amount of the sales tax in the sales price and the Licensee actually pays the tax to the governmental authority; and (e) amounts not received for menu items because of discounts or coupons, if properly documented. The phrase “Gross Sales” also shall not include any proceeds received by the Licensee pursuant to an assignment made in accordance with the provisions of Section 13.

        1.06. License. The word “License” shall mean the rights granted the Licensee pursuant to Section 2 of this Agreement.

        1.07. Non-Traditional Sonic. The phrase “Non-Traditional Sonic” shall mean any location licensed to use the Sonic System other than a free-standing building with canopies devoted, in whole or in part, to the operation of a Sonic drive-in restaurant and accessible to the general public by automobile from public thoroughfares.

        1.08. Person. The word “Person” shall mean any individual or business entity, including (without limitation) corporation, joint venture, general partnership, limited partnership, limited liability company, or trust.

        1.09. Proprietary Marks. The phrase “Proprietary Marks” shall mean the distinctive and characteristic trade names, trademarks, service marks, logotypes and trade dress which the Licensor designates in writing or through usage from time to time as prescribed for use with the Sonic System, including (without limitation) the terms “Sonic,” “Happy Eating,” and “America’s Favorite Drive-In”; signs; emblems; menu housings and/or table ordering stations; designs; color schemes; standardized premises featuring characteristic exterior style, canopies, colors and design (including angled parking stalls equipped with menu housings, speakers and tray supports); interior furnishings; and equipment layout.

        1.10. Sonic System. The phrase “Sonic System” shall mean the unique, proprietary and confidential information of the Licensor, including (without limitation) the Sonic Operations

Manual and consisting of (a) methods and procedures for the preparation of food and beverage products; (b) confidential recipes for food products; (c) distinctive service and accessories; (d) plans and specifications for interior and exterior signs, designs, layouts and color schemes (whether copyrighted or not); (e) methods, techniques, formats, systems, specifications, procedures, information, trade secrets, sales and marketing programs; (f) methods of business operations and management; and (g) knowledge and experience regarding the operation and franchising of Sonic drive-in restaurants and Non-Traditional Sonics.

2. LICENSE GRANT. Licensor grants to Licensee for the following stated term the right, the license and privilege:

        2.01. (a) To adopt and use the Sonic System at the Non-Traditional Sonic located within the _________________________ located at ____________________________________, ___________________________, ______________________ (the “Facility”).

        (b) To have the exclusive rights to adopt and use the Sonic System for a Non-Traditional Sonic to be constructed within a Facility within the current boundaries of the town or city of __________, __________, for a period of six months from the date hereof, with the obligation of selecting and having such site approved within such six-month period and completing Section 2.01(a), above, within such six-month period.

        2.02. The Licensor shall not own or operate a Non-Traditional Sonic and shall not franchise any other Person to own or operate a Non-Traditional Sonic within the Facility identified in Section 2.01.

        2.03. To advertise to the public as a Licensee of Licensor.

        2.04. To adopt and use, but only in connection with the sale of those food and beverage products which have been designated in the Sonic menu as specified in an attachment to this Agreement or in any future operations manual designed for Non-Traditional Sonics, the Proprietary Marks which the Licensor shall designate from time to time to be part of the Sonic System.

        2.05. In the event the Licensee receives this license pursuant to Section 2.01(b), above, the selection of a site by Licensee shall be subject to the approval of Licensor in accordance with the standard site approval procedures required by this Agreement and the standard practices of the Licensor. In the event a site for the Non-Traditional Sonic has not been approved by the Licensor before the expiration of the six month period provided for by Section 2.01(b), above, then this Agreement shall expire and be of no further force or effect.

        2.06. If the Licensee relocates the Non-Traditional Sonic during the term of this Agreement with the written consent of the Licensor (which consent the Licensor shall not withhold unreasonably), this Agreement shall continue to apply to the Non-Traditional Sonic in accordance with the terms contained in this Agreement, except that the Licensor and the Licensee shall enter into an amendment to this Agreement to change the address of the Non-Traditional Sonic accordingly.

3. TERM.

        3.01. Initial Term. Unless sooner terminated as hereafter provided, the term of this License shall end _____ years after the effective date of this Agreement as set forth on the cover page of this Agreement.

        3.02. Opening of Restaurant. The Licensee expressly acknowledges and agrees that a pre-condition to opening the Non-Traditional Sonic shall be the Licensor’s written authorization to open, which authorization shall be given only upon the Licensee’s completing, to the Licensor’s satisfaction, (i) construction of the Non-Traditional Sonic, (ii) preparation of the Non-Traditional Sonic for commencement of operations, and (iii) training as required by Section 6.04 of this Agreement.

        3.03. Option. At the end of the term, if the Licensee desires, the Licensee may renew the License to adopt and use the Sonic System at the Non-Traditional Sonic for one additional _____-year term, provided that prior to the expiration of the initial term:

(a) The Licensee gives the Licensor written notice of the Licensee’s election to renew not less than six months nor more than 12 months prior to the end of the initial term.

        (b)        The Licensee is not, when notice is given, in material default of any provision of this Agreement or any amendment hereof or successor agreement hereto or in material default of any other agreement between the Licensee and the Licensor or the Licensor’s Affiliates involving any other license agreement and has substantially complied with the terms and conditions of this Agreement and all other such agreements, during the term thereof.

        (c)        All monetary obligations owed by the Licensee to the Licensor or the Licensor’s Affiliates from any source whatsoever (whether under this Agreement or otherwise) have been satisfied prior to renewal.

        (d)        The Licensee executes a license agreement containing the same terms and conditions as this Agreement, except that the license agreement shall provide for a term of up to five years and shall contain the then current royalty rate and the then current national and local advertising expenditure requirements for Non-Traditional License Agreements; provided, however, that in lieu of an initial license fee, the Licensee shall pay a renewal fee to the Licensor in the amount of 20% of the then current initial license fee for a Non-Traditional License Agreement.

(e) The Licensee performs such remodeling, repairs, replacements and redecorations as the Licensor may reasonably require to cause the restaurant equipment and fixtures to conform to the plans and specifications being used for new or remodeled Non-Traditional Sonics on the renewal date, provided the Licensor notifies the Licensee of such requirements within 30 days after receipt of the Licensee’s notice of renewal.

        (f)        The Licensor and the Licensee execute a general release of each other, in a form satisfactory to the Licensor, of any and all claims the Licensee may have against the Licensor and its Affiliates, including (without limitation) all claims arising under any federal, state or local law, rule or ordinance, but excluding (as to the Licensor) any claims against the Licensee for (a) unpaid moneys due the Licensor or its Affiliates, (b) a material breach of the provisions of this Agreement regarding the Proprietary Marks, or (c) the violation of the Licensor’s legal rights regarding the Proprietary Marks. The Licensor may waive the requirements of this paragraph (f) at the Licensor’s election.

(g) The Principal Licensee and/or the manager at the Licensee’s expense attend and satisfactorily complete such retraining program as the Licensor may require at its sole discretion.

(h) The Licensee meets the remodeling requirements set forth in Section 6.02(d), below.

4. DUTIES OF LICENSOR. The Licensor agrees to regularly advise and consult with the Licensee in connection with the operation of the Non-Traditional Sonic and to provide to the Licensee:

        4.01. Site Selection Services. The Licensor shall provide the Licensee with the Licensor’s experience in the selection of Sonic restaurant sites through the use of the forms, criteria and materials which the Licensor makes available to new licensees from time to time, as well as the benefit of its review and evaluation of any proposed sites selected by the Licensee.

        4.02. Plans and Specifications. If and when developed, the Licensor shall provide the Licensee with its standard construction plans, specifications and layouts for the structure, equipment, decor and signs for a Non-Traditional Sonic which Sonic makes available to new licensees from time to time. The Licensor shall review the Licensee’s site plan and final construction plans and specifications for conformity to the Licensor’s then current construction standards and specifications, if any.

        4.03. Operations Manual.  The Licensor shall loan the Licensee one copy of the Sonic Operations Manual containing the standards, specifications, procedures and methods for operating a traditional Sonic drive-in restaurant. If and when, the Licensor develops a separate operations manual for Non-Traditional Sonics, the Licensor shall loan one copy of that manual to the Licensee.

        4.04. Training. The Licensor shall provide the Licensee with initial training in the standards, methods, procedures and techniques of operating a Non-Traditional Sonic. the Licensor shall provide that training to the Licensee (if the Licensee is an individual) or to one principal of the

Licensee selected by the Licensor (if the Licensee is a corporation, partnership, limited liability company, other entity, or group of individuals). The Licensor shall provide that training at the times and places designated by the Licensor from time to time for its training program.

        4.05.Marketing Assistance. The Licensor shall provide the Licensee with the marketing materials and merchandising, marketing and advertising research data and advice as the Licensor may develop from time to time and deem helpful in the operation of a Non-Traditional Sonic.

        4.06. Communication. The Licensor shall provide the Licensee with management development and motivational seminars and periodic newsletters which communicate to the Licensee available advertising materials and new developments, techniques and improvements in areas of restaurant equipment, management, food preparation and service pertinent to the operation of a restaurant using the Sonic System.

        4.07. Evaluation Program. The Licensor shall conduct periodic field evaluations of the Non-Traditional Location for the mutual benefit of Licensor and the Licensee to promote uniform standards of operation and quality control.

        4.08. Advice. The Licensor shall provide the Licensee with periodic individual or group advice, consultation and assistance by personal visit, by telephone, or by newsletters or bulletins which the Licensor makes available to new licensees from time to time.

        4.09. Written Materials. The Licensor shall provide the Licensee with bulletins, brochures and reports which the Licensor publishes from time to time regarding its plans, policies, research, developments and activities.

        4.10. Other. The Licensor shall provide the Licensee with other resources and assistance which the Licensor may develop and make available to its new licensees from time to time.

5. FEES.

        5.01. License Fee.  The Licensee acknowledges that (a) the initial grant of this license constitutes the sole consideration for the payment of a license fee of $__________ paid by the Licensee to the Licensor concurrently with the execution hereof and (b) the fee has been earned by the Licensor (except where the construction of the Non-Traditional Sonic has not been completed within one year after the date of this Agreement). The Licensor reserves the right, in case construction of the Non-Traditional Sonic should be abandoned, the lease assigned, or other interest in the premises be relinquished, and the Licensee shall have the right, if the Licensee does not consummate a lease for the Non-Traditional Sonic within one year after the date of this Agreement, to terminate this Agreement upon written request to the Licensor, after which the Licensor will immediately refund to the Licensee the license fee less one-third of that amount, which the Licensor shall earn in full upon the execution and delivery of this Agreement. At such time as the Non-Traditional Sonic is completed and ready for occupancy, the license fee shall be deemed to be earned.

        5.02. Royalty Fees. On or before the 20th day of each calendar month, the licensee shall pay a royalty fee determined by the following scale based on Gross Sales received by the Licensee from the operation of the Non-Traditional Sonic during the calendar month next preceding the date of the payment:

Gross Sales Greater Than	But Not More Than	Royalty Rate
$0.00	$5,000.00	1.00%
$5,000.00	$10,000.00	2.00%
$10,000.00	$15,000.00	3.00%
$15,000.00	$30,000.00	4.00%
$30,000.00	$40,000.00	4.25%
$40,000.00	$50,000.00	4.50%
$50,000.00	$60,000.00	4.75%
$60,000.00	Not Applicable	5.00%

The calculation of gross sales and the corresponding royalty fees shall take place on a cumulative basis. For example, the following formula results in the calculation of the royalty fee on $65,000 of gross sales: Royalty Fee = ($5,000 x .01) + ($5,000 x ..02) + ($5,000 x .03) + ($15,000 x .04) + ($10,000 x .0425) + ($10,000 x .045) + ($10,000 x .0475) + ($5,000 x .05).

        5.03. Advertising Fee. On or before the 20th day of each calendar month throughout the term of this Agreement, the Licensee shall pay to the Sonic Advertising Fund, which is administered by the Licensor, an advertising contribution fee in an amount equal to .75% of the Gross Sales received by Licensee from the operation of the Non-Traditional Sonic during the calendar month next preceding the date of the payment. Such payment shall be forwarded with the profit and loss statement required to be provided pursuant to Section 10.01 of this Agreement. The amount due the Licensor from the Licensee pursuant to this Section 5.03 shall be in addition to and separate from that which the Licensee is obligated to spend pursuant to Section 11.01(a) of this Agreement.

        5.04. Transfer Fee. A transfer fee in the amount of $500 shall be paid by the Licensee in the event of a transfer or assignment of this Agreement (resulting in a change in Control of the License) to another qualified Sonic licensee, excluding assignments pursuant to Sections 13.02 or 13.03 of this Agreement. A transfer fee in the amount of $1,500 shall be paid by the Licensee in the event of a transfer or assignment of this Agreement (resulting in a change in Control of this Agreement) to a Person other than a qualified Sonic licensee, excluding assignments pursuant to Sections 13.02 or 13.03 of this Agreement.

        5.05. Late Charges. In the event any payments required by Sections 5.02, 5.03 or 5.04, above, are not paid on or before the date on which they are due, a late charge in an amount equal to

1.75% per month shall be levied against such amounts due and shall be owing to the Licensor by the Licensee from the date on which such obligations were due until any such obligations are paid in full. In the event the interest rate set out in this Section 5.05 exceeds that amount permitted by Oklahoma law, then the maximum interest rate permitted by Oklahoma law shall be charged.

6. DUTIES OF LICENSEE.

        6.01. Non-Traditional Sonic Site.

        (a)        The Licensee shall submit for evaluation by the Licensor the information the Licensor reasonably may require from time to time to evaluate a proposed site for a Non-Traditional Sonic. The Licensor shall review the submitted information, shall conduct any investigation of the proposed site the Licensor deems necessary or appropriate to evaluate the site, and shall accept or reject the site. The Licensor shall have the right to request any supplemental information it reasonably deems necessary or appropriate to evaluate the proposed site.

        (b)        Within 30 days after the Licensee’s submission of all initial and supplemental information requested by the Licensor regarding the proposed site, the Licensor shall give the Licensee written notice of its acceptance or rejection of the site. If the Licensor accepts the site, the written notice shall set forth any remaining conditions to that acceptance. If the Licensor rejects the site, the written notice shall set forth the primary reasons for the rejection. If the Licensor does not give the Licensee written notice of its rejection of the site within 30 days after the Licensee’s submission of all initial and supplemental information requested by the Licensor regarding the site, the Licensee may deem the Licensor as having approved the site. The Licensee acknowledges that no officer, employee or agent of the Licensor has any authority to approve any proposed site except in writing and in accordance with the provisions of this Section 6. Any other representations, written or oral, shall have no effect.

        (c)        The Licensee shall have sole responsibility for determining the location of the Non-Traditional Sonic and all aspects of the site selection, negotiation and development process, including (without limitation) the investigation and compliance with all applicable zoning, licensing, leasing and other requirements. Neither the Licensor nor any of its Affiliates shall have any responsibility, obligation or liability in connection with the Licensor’s efforts, assistance and/or advice in the selection and securing of a location for the License’s use, nor shall the Licensor have any liability for any consequences of the Licensee’s choice of a site or any aspect of the site selection, negotiation and development process. The Licensee acknowledges that the Licensor’s approval of a site does not constitute any representation, warranty or guaranty by the Licensor that the site will constitute a successful location for a Non-Traditional Sonic, and the Licensee waives and releases the Licensor and its Affiliates from any claims in that regard. The Licensee confirms that, in the absence of its agreement as set forth above, the Licensor would not become involved in any way in the site selection, negotiation or development process.

        (d)        In the event the Non-Traditional Sonic premises suffers some physical casualty, the minimum acceptable quality and appearance for the restored location will be that which existed just prior to the casualty, unless the Non-Traditional Sonic was below minimum acceptable standards for the Licensor at the time of casualty, in which event the Non-Traditional Sonic will be restored to a condition which meets the minimum acceptable standard according to the Licensor.  However, the Licensee agrees to make all reasonable effort to have the restored Non-Traditional Sonic reflect the then current image, design and specifications of Non-Traditional Sonics.  If the Non-Traditional Sonic is substantially destroyed by fire or other casualty, the Licensee may, with the written consent of the Licensor elect to terminate this agreement in lieu of the Licensee reconstructing the restaurant, provided that for a period of 18 months after said election, the Licensee shall not enter into, become landlord of or loan money to any restaurant business within a three-mile radius of the Non-Traditional Sonic which is similar in nature to or competitive with a Sonic drive-in restaurant, Non-Traditional Sonic, or considered a fast food establishment.

        6.02. Construction.

        (a)        The Licensee agrees to complete the construction of the Non-Traditional Sonic within a minimum of 365 days after the effective date of this Agreement. Unless the Licensee is remodeling an existing location, the Licensee shall construct the Non-Traditional Sonic in accordance with the site plan approved by the Licensor for such site and with the Licensor’s standard construction plans and specifications, if any (the “Sonic Plans and Specifications”), subject, however, to any alterations thereto that may be required by any applicable law, regulation or ordinance.  If alterations of any kind are required to be made to the site plan, as approved by the Licensor, or to the Sonic Plans and Specifications, if any, for any reason, such alterations must be approved by the Licensor in writing before any work is begun on the Non-Traditional Sonic. The Licensee shall submit the final site layout and construction plans for the Non-Traditional Sonic to the Licensor for its written approval.  Any costs including engineering and architectural fees incurred in obtaining approvals by the appropriate governmental authorities of the construction plans, specifications and layouts shall be paid by the Licensee.

        (b)        If the Licensee is remodeling an existing location, the Licensor shall have the right to inspect and approve all plans and specifications prior to the commencement of any work. The Licensee shall submit the final remodeling plans and specifications for the Non-Traditional Sonic to the Licensor for its written approval.  Nothing in this section shall be construed as an endorsement or guarantee of the conformity of such plans to applicable local, state or federal building or safety codes, or a guarantee that construction will be done in conformity with such approved plans.  In any event, the Licensee shall obtain written approval of such plans or written notice of the Licensor’s waiver of the rights reserved hereunder prior to the commencement of construction.

(c) The Licensee shall not deviate from the approved plans and specifications in any manner in the construction or remodeling of the restaurant without the prior written approval of the Licensor. If at any time the Licensor determines (prior to opening date) that the Licensee has not constructed or remodeled the Non-Traditional Sonic in accordance with the plans and specifications approved by the Licensor, the Licensor shall, in addition to any other remedies, have the right to obtain an injunction from a court of competent authority against the continued construction and opening of the Non-Traditional Sonic, and the Licensee hereby consents to any such injunction.

        (d)        The Licensor may require the Licensee to undertake extensive remodeling and renovation and substantial modifications to its existing improvements necessary for the Licensee’s restaurant to conform with Licensor’s then existing system image. The Licensor may exercise the foregoing right at any time during the term of this Agreement, but may not require (1) the remodeling of the Non-Traditional Sonic more than once every five years or (2) the remodeling of a Non-Traditional Sonic built within the preceding three years, unless the required remodeling will not exceed 15% of the original cost of the improvements and equipment (as adjusted for increases in the consumer price index after the construction date of the Non-Traditional Location). If the Licensor exercises its right to require the Licensee to undertake extensive remodeling or renovation or substantial modification within two years of the end of the term of this Agreement, the Licensee may exercise any right to renew the term of this Agreement at that point in time in accordance with the applicable provisions of this Agreement, which renewal then shall take effect as of the expiration the then current term of this Agreement.

        6.03. Equipment and Sign.

        (a)        The Licensee shall only install in and about the Non-Traditional Sonic such equipment, fixtures, furnishings and other personal property as are required and which strictly conform to the appearance, uniform standards and specifications of the Licensor existing from time to time, which shall be communicated to the Licensee in writing.  The Licensee may purchase the equipment from the Licensor if the Licensor at that time is offering such equipment for sale on a regular basis, but is not required by this or any other agreement to do so.

        (b)        In order to provide maximum exposure of the Sonic name and marks, Licensee shall prominently display and maintain at the Licensee’s own expense signage which complies with the specifications required by the Licensor from time to time and in such location as the Licensor may approve.  The Licensee shall not display any other sign or advertising at the Non-Traditional Sonic without the Licensor’s prior written approval.

        (c)        The Licensee may lease the required signage from the Licensor or may acquire or lease the signage from any other source approved by the Licensor.  The Licensee agrees to require in any lease agreement with the Licensor or other suppliers a clause giving the Licensor the right to remove the signage from the Non-Traditional Sonic upon termination of this Agreement.

        (d)        The Licensee hereby agrees that it shall, upon the Licensor’s request, obtain from the landlord of the property at which the Non-Traditional Sonic is located, a landlord’s lien and waiver releasing all claims against any equipment or sign which belongs to the Licensor.

        (e)        If the Licensee is or becomes a lessee of the Non-Traditional Sonic premises, he shall provide the Licensor with a true and correct, complete copy of any such lease, and shall have included therein provisions, in form satisfactory to the Licensor, expressly permitting both the Licensee and the Licensor to take all actions and make all alterations referred to under Section 15.01(c) of this Agreement. Any such lease shall also require the lessor thereunder to give the Licensor reasonable notice of any contemplated termination and a reasonable time in which to take and make the above actions and alterations and provide that the Licensee has the unrestricted right to assign such lease to the Licensor.

        6.04. Training.

        (a)        The Licensee acknowledges the importance of the quality of business operations among all restaurants in the Sonic System and, agrees that it will not allow any of its licensed establishments to be opened or operated without having at least one individual working full time at the Non-Traditional Sonic who has completed the Stage Career Development Program. If the trained individual ceases to work full time at the Non-Traditional Sonic for whatever reason, the Licensee shall have 120 days in which to replace the individual with a person who has completed the Stage Career Development Program.

        (b)        The Licensee shall pay all traveling expenses, living expenses, and any other personal expenses for themselves and their managers while enrolled in the training program. As part of the initial franchise fee paid pursuant to Section 5.01 of this Agreement, the Licensee shall have the right to have one principal and one manager of the Non-Traditional Sonic attend the Stage Career Development Program for no cost other than those set out in the preceding sentence. Any additional parties attending the Stage Career Development Program shall bear the cost, including any fees and tuition due for such training program.

        6.05. Compliance with Entire System.

        (a)        The Licensee acknowledges that every component of the Sonic System is important to the Licensor and to the operation of the Non-Traditional Sonic as a Non-Traditional Sonic, including a designated menu of food and beverage products; uniformity of food specifications, preparation methods; quality and appearance; and uniformity of facilities and service.

        (b)        The Licensor shall have the right to inspect the Non-Traditional Sonic at all reasonable times to ensure that the Licensee’s operation thereof is in compliance with the standards and policies of the Sonic System.  In the event that such inspection reveals any deficiency or unsatisfactory condition with respect to any aspect of the operation of the Non-Traditional Location, the Licensee shall, within 72 hours of the Licensee’s receipt of notice of such condition or such other time as the Licensor in its sole discretion may provide, correct or repair such deficiency or unsatisfactory condition if it is correctable or repairable within such time period, and, if not, shall within such time commence such correction or repair and thereafter diligently pursue same to completion. The preceding sentence notwithstanding, the Licensee shall take immediate action to correct or repair any deficiency or unsatisfactory condition which poses a risk to public health or safety. In the event the Licensee fails to comply with the foregoing obligations to correct and repair, the Licensor, upon 24 hours’ notice to the Licensee, shall have the right, without being guilty of trespass or tort, to forthwith make or cause to be made such corrections or repairs, and the expense thereof, including board, wages, lodging and transportation of the Licensor personnel, if utilized, shall be paid by the Licensee upon billing by the Licensor.  The foregoing shall be in addition to any other right or remedies the Licensor may have.

        (c)        The Licensee shall comply with the entire Sonic System as described in this Agreement and in the Sonic Operations Manual for a traditional Sonic drive-in restaurant, except to the extent that the Licensee cannot comply as a practical manner because of the physical layout and structure of the Non-Traditional Sonic. That compliance shall include (without limitation) the following:

        (i)        Operate the Non-Traditional Sonic in a clean, wholesome manner in compliance with prescribed standards of quality, service and cleanliness; comply with all business policies, practices and procedures imposed by the Licensor; and maintain the building, equipment and parking area in a good, clean, wholesome condition and repair, well lighted and in compliance with designated standards as may be prescribed from time to time by the Licensor.

(ii) Purchase and install kitchen fixtures, lighting and other equipment and signs in accordance with the equipment specifications and layout initially designated by the Licensor.

(iii) The Licensee shall not, without the prior written consent of the Licensor (a) make any building design conversion or (b) make any alterations, conversions or additions to the location.

(iv) Make repairs or replacements required because of damage, wear and tear or in order to maintain the Non-Traditional Sonic in good condition and in conformity with blueprints and plans.

        (v)        Operate the Non-Traditional Sonic everyday of the year (except Easter, Thanksgiving and Christmas), and at least 10 hours per day or such other hours as may from time to time be reasonably prescribed by the Licensor (except when the Non-Traditional Sonic is untenantable as a result of fire or other casualty), maintain sufficient supplies of food and paper products and employ adequate personnel so as to operate the Non-Traditional Sonic at its maximum capacity and efficiency.

        (vi)        Cause all employees of the Licensee, while working in the Non-Traditional Sonic, to (a) wear uniforms of such color, design and other specifications as the Licensor may designate from time to time, (b) present a neat and clean appearance, and (c) render competent and courteous service to the Licensee’s customers.

        (vii)        All menu items which the Licensor may deem appropriate to take full advantage of the potential market and achieve standardization in the Sonic System will be served, and no items which are not authorized and approved in writing by the Licensor will be served.

        (viii)        In the dispensing and sale of food products (a) use only containers, cartons, bags, napkins and other paper goods and packaging bearing the approved trademarks and which meet the Sonic System specifications and quality standards; (b) use only those flavorings, garnishments and food and beverage ingredients which meet the Sonic System specifications and quality standards, which Licensor may designate from time to time; and (c) employ only those methods of food handling, preparation and serving which the Licensor may designate from time to time.

(ix) Make prompt payment in accordance with the terms of invoices rendered to the Licensee including, but not limited to, the purchase of fixtures, equipment and food and paper supplies.

(x) At the Licensee’s expense, comply with all federal, state and local laws, ordinances and regulations affecting the operation of the Non-Traditional Sonic.

(xi) The Licensee shall not install any electronic games or other games of chance at the Non-Traditional Sonic without the express prior written consent of the Licensor.

(xii) Furnish the Licensor with current changes in home addresses and telephone number of its owners and manager and, upon the Licensor’s reasonable request, provide updates of personal financial statements or other credit information.

        (xiii)        The Licensee shall notify the Licensor’s Director of Corporate Communications or, if not available, the most senior executive officer of the Licensor as soon as possible and, in any event, within 12 hours after the occurrence at the Non-Traditional Sonic of any event which could have an adverse impact on the Non-Traditional Sonic and/or the Sonic System, including (without limitation) the death or serious bodily injury of any employee or customer for any reason or the risk of infection by a contagious disease.

        6.06.Approved Suppliers and Advertising Agencies.

        (a)        The Licensor may require the Licensee (i) to purchase food, beverages, signs and equipment which meet the specifications established by the Licensor; (ii) to participate in the Licensor’s approved purchasing cooperative for the area in which the Non-Traditional Sonic is located; and (iii) to retain and utilize exclusively the marketing and advertising services of the Licensor approved advertising agency of record. In addition, the Licensee immediately shall use the Licensee’s vote or votes in all advertising cooperatives in which the Licensee participates to support the use of the advertising agency of record for the Sonic restaurant chain.

        (b)        The Licensor may require the Licensee to support the use of and to use the products and programs of the cola syrup supplier approved by the Licensor and used by a majority of all Sonic drive restaurants and Non-Traditional Sonics, to the exclusion of any other supplier of cola syrup.

        (c)        The Licensor may require the Licensee to comply with the foregoing provisions not only for the Non-Traditional Sonic, but also (to the extent the Licensee exercises Control) for all other Sonic drive-in restaurants and Non-Traditional Sonics for which the Licensee serves as a licensee.

        (d)        The Licensor hereby explicitly retains the exclusive right to consider, review or approve any and all distributors which may hold, sell or distribute Sonic-labeled goods or products, except that the Licensor shall not withhold unreasonably its approval of a supplier approved for use by a duly constituted purchasing cooperative.

        (e)        The terms of this Section 6.06 shall continue in effect for as long as the Licensee serves as a licensee for a Sonic drive-in restaurant or Non-Traditional Sonic and shall survive the expiration or termination of this Agreement.

(f) If at least 95% of all Sonic drive-in restaurants and Non-Traditional Sonics are in compliance with paragraphs (a) and (b) of Section 6.06, the Licensor periodically shall submit the approved advertising agency or cola syrup supplier to competitive bid or review, but shall not be obligated to do so more often than once every three years.

        6.07.Best Efforts.  the Licensee shall diligently and fully exploit his rights in this Agreement by personally devoting his best efforts and, in case more than one individual has executed this Agreement as the Licensee, at least one individual Licensee shall devote his full time and best efforts to the operation of the Non-Traditional Sonic.  The Licensee shall keep free from any activities which would be detrimental to or interfere with the business of the Non-Traditional Sonic, the Sonic System, or the Licensor.

        6.08.Interference with Employment Relations of Others.  During the term of this Agreement, the Licensee shall not employ or seek to employ any person who is at the time employed by the Licensor or any of its subsidiaries in a management level position. In addition, during the term of this License, the Licensor agrees not to employ or seek to employ any person who is at the time employed by the Licensee in a management level position. This Subsection 6.08 shall not be violated if such person has left the employ of any of the foregoing parties for a period in excess of six months.

        6.09.Licensor’s Standards.  The Licensee shall operate the Non-Traditional Sonic specified in this Agreement in conformity with the Sonic System and the obligations set forth in this Agreement and shall strictly adhere to the Licensor’s standards and policies as they exist now and as they may be from time to time modified.

        6.10.Majority Interest Owner. The Licensee represents, warrants and agrees that Licensee actually owns the majority interest in the legal and equity ownership and Control of the operation of the Non-Traditional Sonic, and that the Licensee shall maintain such interest during the term of this Agreement except only as otherwise permitted pursuant to the terms and conditions of this Agreement. The Licensee shall furnish the Licensor with such evidence as the Licensor may request from time to time for the purpose of assuring the Licensor that the Licensee’s interest remains as represented herein.

7. PROPRIETARY MARKS.

        7.01.Licensor’s Representations.  The Licensor represents with respect to the Proprietary Marks that the Licensor will use and permit the Licensee and other licensees to use the Proprietary Marks only in accordance with the Sonic System and the standards and specifications attendant thereto which underlie the goodwill associated with and symbolized by the Proprietary Marks.

        7.02. Use of Marks.  With respect to the Licensee’s licensed use of the Proprietary Marks pursuant to this agreement, the Licensee agrees that:

(a) The Licensee shall use only the Proprietary Marks designated by the Licensor and shall use them only in the manner authorized and permitted by the Licensor.

(b) The Licensee shall use the Proprietary Marks only for the operation of the Non-Traditional Sonic.

        (c)        During the term of this agreement and any renewal hereof, the Licensee shall identify itself as the owner of the Non-Traditional Sonic in conjunction with any use of the Proprietary Marks, including, but not limited to, invoices, order forms, receipts, and contracts, as well as at such conspicuous locations on the premises of the Non-Traditional Sonic as the Licensor shall designate in writing.  The identification shall be in the form which specifies the Licensee’s name, followed by the term “Licensed Franchisee of Sonic Industries Inc.” or such other identification as shall be approved by the Licensor.

        (d)        The Licensee’s rights to use the Proprietary Marks is limited to such uses as are authorized under this Agreement, and any unauthorized use thereof shall constitute an infringement of the Licensor’s rights.

(e) The Licensee shall not use the Proprietary Marks to incur any obligation or indebtedness on behalf of the Licensor.

(f) The Licensee shall not use the Proprietary Marks as part of its corporate or other legal name if not already in existence prior to the effective date of this agreement.

        (g)        The Licensee shall comply with the Licensor’s instructions in filing and maintaining the requisite trade name or fictitious name registrations, and shall execute any documents deemed necessary by the Licensor or its counsel to obtain protection for the Proprietary Marks or to maintain their continued validity and enforceability.

        (h)        In the event that litigation involving the Proprietary Marks is instituted or threatened against the Licensee, the Licensee shall promptly notify the Licensor and shall cooperate fully in defending or settling such litigation.

        7.03. Licensee’s Understanding.  The Licensee expressly understands and acknowledges that:

        (a)        As between the parties hereto, the Licensor has the exclusive right and interest in and to the Proprietary Marks and the goodwill associated with and symbolized by them, and any and all use thereof by the Licensee inures to the benefit of the Licensor.

(b) The Proprietary Marks are valid and serve to identify the Sonic System and those who are licensed under the Sonic System.

(c) The Licensee shall not directly or indirectly contest the validity or the ownership of the Proprietary Marks.

        (d)        The Licensee’s use of the Proprietary Marks pursuant to this agreement does not give the Licensee any ownership interest or other interest in or to the Proprietary Marks, except the nonexclusive license granted herein.

        (e)        Any and all goodwill arising from the Licensee’s use of the Proprietary Marks in its licensed operations under the Sonic System shall inure solely and exclusively to the Licensor’s benefit, and upon expiration or termination of this agreement and the license herein granted, no monetary amount shall be assigned as attributable to any goodwill associated with the Licensee’s use of the Sonic System or the Proprietary Marks.

        (f)        The right and license of the Proprietary Marks granted hereunder to the Licensee is nonexclusive except as provided in subsection 2.01(a) of this Agreement, and the Licensor thus has and retains the right among others:

(i) To grant other licenses for the Proprietary Marks, in addition to those licenses already granted to existing licensees.

(ii) To use the Proprietary Marks in connection with selling products and services.

        (iii)        To develop and establish other systems for the same or similar Proprietary Marks, or any other proprietary marks, and grant licenses or franchises thereto without providing any rights therein to the Licensee.

        (g)        The Licensor reserves the right to substitute different Proprietary Marks for use in identifying the Sonic System and the businesses operating thereunder if the Licensor’s currently owned Proprietary Marks no longer can be used.

8. MANUAL. The Licensor shall loan to the Licensee for use at the Non-Traditional Sonic the Sonic Operations Manual prepared by Licensor for use by licensees of traditional Sonic drive-in restaurants.  The Licensee recognizes that the Sonic Operations Manual contains detailed information relating to operation of the Sonic restaurants including (a) food formulas and specifications for designated food and beverage products; (b) methods of inventory control; (c) bookkeeping and accounting procedures; (d) business practices and policies; and (e) other management, advertising and personnel policies.  The Licensee agrees to promptly adopt and use exclusively the formulas, methods and policies contained in the Sonic Operations Manual, now and as they may be modified by Licensor from time to time, except to the extent the Licensee cannot comply as a practical matter because of the physical layout and structure of the Non-Traditional Sonic. The Licensee shall return the manual to the Licensor at the expiration or earlier termination of this Agreement.

9. CONFIDENTIAL INFORMATION.

        9.01. The Licensor possesses certain unique, proprietary and confidential information, consisting of methods and procedures for preparation of food and beverage products, confidential recipes for food products, distinctive service and accessories, plans and specifications for interior and exterior signs, designs, layouts and color schemes, and methods, techniques, formats, systems, specifications, procedures, information, trade secrets, sales and marketing programs, methods of business operations and management, and knowledge of and experience in the operation and franchising of Sonic restaurants and the Sonic System (collectively, the “Confidential Information”). The Licensor will disclose the Confidential Information to the Licensee in furnishing the Licensee the Sonic Plans and Specifications for a Non-Traditional Sonic, the training program, and the Sonic Operations Manual, and in providing guidance and assistance to Licensee during the term of this Agreement. The Sonic Operations Manual, as modified by the Licensor from time to time, and the policies contained therein, are incorporated in this Agreement by reference.

        9.02. The Licensee acknowledges and agrees that the Licensee shall not acquire any interest in the Confidential Information, other than the right to utilize it in the development and operation of the Non-Traditional Sonic (and other Sonic drive-in restaurants and Non-Traditional Sonics under license agreements with the Licensor) during the term of this Agreement, and that the use or duplication of the Confidential Information in any other business would constitute an unfair method of competition. The Licensee acknowledges and agrees that the Confidential Information is proprietary to the Licensor, may constitute the trade secrets of the Licensor and is disclosed to the Licensee solely on the condition that the Licensee agrees, and the Licensee does hereby agree, that the Licensee:

(a) shall not use the Confidential Information in any other business or capacity, or for the benefit of any other Person or entity;

        (b)        shall maintain the absolute confidentiality of the Confidential Information, and shall not disclose or divulge the Confidential Information to any unauthorized Person or entity, during and after the term of this Agreement;

        (c)        shall not make unauthorized copies of any portion of the Confidential Information disclosed in printed, audio or video form (except in connection with instruction of employees in the operation of the Non-Traditional Sonic); and

        (d)        shall adopt and implement all procedures prescribed from time to time by the Licensor to prevent unauthorized use or disclosure of the Confidential Information, including, without limitation, restrictions on disclosure thereof to employees of the Non-Traditional Sonic and the use of nondisclosure and non-competition clauses in employment agreements with employees (including all owners, shareholders and partners of the Licensee) who have access to the Confidential Information.

        9.03. The Licensee may not at any time, in any manner, directly or indirectly, and whether or not intentionally, copy any part of the Sonic Operations Manual, permit any part of it to be copied, disclose any part of it except to employees or other Persons having a need to know its contents for purposes of operating the Non-Traditional Sonic, or permit its removal from the Non-Traditional Sonic without the prior written consent from the Licensor. Notwithstanding anything to the contrary contained in this agreement and provided the Licensee shall have obtained the Licensor’s prior written consent, the restrictions on the Licensee’s disclosure and use of the Confidential Information shall not apply to the following:

(a) information, processes or techniques which are or become generally known in the food service industry, other than through disclosure (whether deliberate or inadvertent) by the Licensee; and

        (b)        disclosure of the Confidential Information in judicial or administrative proceedings to the extent that the Licensee is legally compelled to disclose such information, provided the Licensee shall have used its best efforts, and shall have afforded the Licensor the opportunity, to obtain an appropriate protective order or other assurance satisfactory to the Licensor of confidential treatment for the information required to be so disclosed.

10. ACCOUNTING AND RECORDS.

        10.01. On or before the 20th day of each month, the Licensee shall submit to the Licensor a complete profit and loss statement in a form prescribed by the Licensor and such statistical reports in such form as the Licensor shall reasonably require from time to time, for the previous month immediately ended.

        10.02. The Licensee shall keep and preserve full and complete records of the Non-Traditional Sonic business for at least three years in a manner and form satisfactory to the Licensor and shall also deliver such additional financial, operating and other information and reports as the Licensor may reasonably request on the forms and in the manner prescribed by the Licensor; provided, however, that the Licensee shall maintain, at a minimum, those books and records required to be kept by the Internal Revenue Service under the Internal Revenue Code for purposes of its regulation of the Licensee’s business and make the same books available to the Licensor.

        10.03. In meeting the requirements set forth in Sections 10.01 and 10.02, above, the Licensee shall keep records substantiating and enter as a line item on its financial statements amounts representing the valuation for goods (whether food, paper or otherwise) which constitute charitable contributions to third parties from the same goods out of the Non-Traditional Sonic. Likewise, the Licensee shall maintain records and enter on its financial statements (particularly a line item on its profit and loss statement) information representing the value or amount of sales represented by coupons traded with and discounts granted by the Licensee at the Non-Traditional Sonic.

        10.04. The Licensee further agrees to submit, within 90 days after the close of each fiscal year of the Licensor, a profit and loss statement covering operations during such fiscal year and the balance sheet taken as of the close of such fiscal year.

        10.05. The Licensor shall have the right to inspect and audit the Licensee’s accounts, books, records and tax returns at all times during and after the term of this Agreement. If such inspection discloses that Gross Sales actually exceeded the amount reported by the Licensee or that the Licensee failed to make advertising expenditures required by Sections 11.01(a) or 11.01(b), the Licensee shall immediately pay the Licensor (a) the additional royalty fee, advertising fee, and advertising expenditures; (b) interest on all unpaid amounts (from the original due date) at a rate equal to that provided by Section 5.05 of this Agreement; and (c) a 10% surcharge on all unpaid amounts.  If such inspection discloses that Gross Sales actually exceeded the amount reported by the Licensee as the Licensee’s Gross Sales by an amount equal to 3% or more of the Gross Sales originally reported to the Licensor or, in the case of failing to make required advertising expenditures, that such unpaid expenditures exceeded 3% of the amount required to be expended, the Licensee shall bear the cost of such inspection and audit at rates and fees customarily charged by the Licensor for such auditing and inspecting services and duties. Unpaid advertising expenditures, including interest and surcharges collected by the Licensor pursuant to this section, shall be used in accordance with the expenditures authorized by Section 5.03; nevertheless, the Licensor may, on a case by case basis, at the Licensor’s sole discretion, use such collected amounts in accordance with the expenditures authorized by Sections 11.01(a) and 11.01(b). The Licensor shall have the right to bring an action in its own name to collect unpaid advertising expenditures required by Section 11 of this Agreement.

        10.06. If the Licensor has reason to believe that the Licensee may not have reported all of its Gross Sales, the Licensor may require the Licensee to have its profit and loss statement and balance sheet certified by an independent public accountant.  The Licensee shall at its expense cause a certified public accountant to consult with the Licensor concerning such statement and balance sheet.  The original of each such reports required by this Section 10.06 shall be mailed to the Licensor’s business office at the address designated in Section 19, below.

        10.07. If the Licensee fails to timely provide the Licensor with complete profit and loss statements, accounts, books, records and tax returns pertaining to the Non-Traditional Sonic business, or fails to fully cooperate with the Licensor’s audit of the Non-Traditional Sonic business, the Licensor shall have the right to estimate the Licensee’s Gross Sales for the Non-Traditional Sonic using information available on the Non-Traditional Sonic or other Sonic drive-in restaurants and Non-Traditional Sonics. The Licensee agrees to accept the Licensor’s estimates as conclusively correct until the Licensee fully complies with the Licensor’s accounting and disclosure requirements under this agreement. However, if the Licensee’s subsequent accounting and disclosures reveal that the Licensee under-reported Gross Sales or underpaid fees due under this agreement, the Licensor may recover all deficiencies and may litigate claims of fraud even though the Licensor may have already obtained a judgment using the Licensor’s estimates. Furthermore, nothing in this agreement or any judgment using estimates shall prevent or hinder the Licensor’s further efforts and rights to obtain the accounting and disclosures which the Licensee is required to give to the Licensor under this agreement.

        10.08. The Licensor shall have the right to assemble and disseminate to third parties financial and other information regarding the Licensee and other licensees of the Licensor to the extent required by law or to the extent necessary or appropriate to further the interests of the Sonic System as a whole. The Licensor shall have the right to disclose the business name, address and telephone number of the Licensee as they appear in the Licensor’s records to any Person making inquiry as to the ownership of the Non-Traditional Sonic. The Licensor shall not disclose specific financial information regarding the Licensee or the Non-Traditional Sonic to any Person without (a) the Licensee’s prior, written consent or (b) being directed to disclose the information pursuant to the order of a court or other governmental agency.

11. ADVERTISING EXPENDITURES.

        11.01. Standard Program.  Recognizing the value of advertising and the importance of the standardization of advertising programs to the furtherance of the goodwill and public image of the System, the parties agree as follows:

        (a)        In the event the Non-Traditional Sonic lies within a DMA for which a Licensor-approved advertising cooperative has been formed, the Licensee shall contribute to such advertising cooperative an amount required by such advertising cooperative on a schedule required by such advertising cooperative, provided that such contributions shall occur no less often than each calendar quarter and shall be of an amount not less than 3.25% of the Licensee’s Gross Sales from the operation of the Non-Traditional Sonic during each partial or full calendar month.

        (b)        In the event there exists no Licensor-approved advertising cooperative in the DMA in which the Non-Traditional Sonic is located, during each calendar quarter of the term of this agreement, the Licensee shall spend for approved advertising and promotion of the Non-Traditional Sonic (including, but not limited to, television time, radio time, newspaper display space, distributed promotional materials, but not including any amount spent on sign rent, paper products, candy or other foods which evidence the Licensor’s trademarks or color patterns and the like) an amount equal to but not less than 3.25% of Licensee’s Gross Sales from the operation of the Non-Traditional Sonic during each partial or full calendar month.

        (c)        For purposes of determining the amount which the Licensee is required to spend pursuant to Sections 11.01(a), 11.01(b) and 5.03, above, for each calendar quarter which is the subject of review, the parties hereto agree that the first two months of such calendar quarter and last month of the preceding calendar quarter shall be used in determining the Gross Sales of the Non-Traditional Sonic to determine the expenditures required hereunder. For example, to determine the expenditures required for January, February and March, the parties hereto agree that they will look to December, January, and

February’s sales in order to determine the Gross Sales to determine the amount which must be expended by the Licensee under these Sections 11.01(a), 11.01(b) and 5.03. In the event the amounts required by Section 11.01(a) or 11.01(b) are not spent in a timely fashion, the Licensee shall pay the Licensor in accordance with Section 10.05.

        (d)        All advertising by the Licensee in any medium which utilizes the Proprietary Marks or refers in any way to the Non-Traditional Sonic shall be conducted in a dignified manner and shall conform to such standards and requirements as the Licensor may specify from time to time in writing.  The Licensee shall submit to the Licensor (in accordance with the notice provisions contained herein), for the Licensor’s prior approval (except with respect to prices to be charged), samples of all advertising and promotional plans and materials that the Licensee desires to use, that use the Proprietary Marks or refer to the Non-Traditional Sonic and that have not been prepared or previously approved by the Licensor.  If written disapproval thereof is not received by the Licensee within 15 days after the date of receipt by the Licensor of such materials, the Licensor shall be deemed to have given the required approval.  Upon notice from the Licensor, the Licensee shall discontinue and/or remove any objectionable advertising material, whether or not same was previously approved by the Licensor.  If said materials are not discontinued and/or removed within five days after notice, the Licensor or its authorized agents, may, at any time, enter upon the Licensee’s premises, or elsewhere, and remove any objectionable signs or advertising media and may keep or destroy such signs or other media without paying therefore, and without being guilty of trespass or other tort.

        (e)        The Licensor may offer from time to time to provide, upon terms subject to the discretion of the Licensor, approved local advertising and promotional plans and materials, including, without limitation, newspaper display space, distributed promotional materials.

(f) The Licensor or its designee shall maintain and administer an advertising fund for the System as follows:

        (i)        As provided in Subsection 5.03 of this Agreement, the Licensee shall pay an advertising contribution fee to the Sonic Advertising Fund, which shall be administered by the Licensor, and shall be deposited in a separate bank account denoted as the Sonic Advertising Fund (the “Fund”).

        (ii)        The Licensor shall direct all advertising programs with sole discretion over the creative concepts, materials, and media used in such programs.  The Fund is intended to maximize general public recognition and acceptance of the Proprietary Marks for the benefit of the Sonic System and the Licensee acknowledges that the Licensor and its designees undertake no obligation in administering the Fund to make expenditures for the Licensee which are equivalent or proportionate to the Licensee’s contribution, and nothing in this section shall contravene the intent in subparagraph (iv) of paragraph (f) of this Section 11.01.

        (iii)        The Fund and all earnings thereof shall be used exclusively to meet any and all costs of maintaining, administering, directing and preparing advertising (including, without limitation, the cost of preparing and conducting television, radio, magazine and newspaper advertising campaigns and other public relations activities; employing advertising agencies to assist therein; and providing promotional brochures and other marketing materials to licensees in the Sonic System).  All sums paid by licensees to the Fund shall be maintained in a separate account from the other funds of the Licensor. The Fund shall pay the Licensor monthly an amount equal to 15% of the Fund’s receipts during the preceding month, but not to exceed the Licensor’s actual administrative costs and overhead, if any, as the Licensor may incur in activities reasonably related to the administration or direction of the Fund and advertising programs for the licensees and the Sonic System, including without limitation, conducting market research, preparing marketing and advertising materials, and collecting and accounting for assessments for the Fund. The Fund and its earnings shall not inure to the benefit of the Licensor.

        (iv)        All materials produced by the Fund shall be made available to all licensees without cost on a regular basis, excluding distribution costs.  This subparagraph (iv) of paragraph (f) of Section 11.01 shall not preclude the Licensor from offering other materials not produced by the Fund upon terms subject to the discretion of the Licensor.  (See paragraph (e) of this Section 11.01.)

        (v)        The Fund is not an asset of the Licensor, and an independent certified public accountant designated by the Licensor shall review the operation of the Fund annually, and the report shall be made available to the Licensee upon request. Notwithstanding the foregoing, the body approved and designated by the Licensor as the body to consult with regarding the Licensor’s maintenance and administration of the Fund (such as the current Franchise Advisory Council or its successor) may designate the independent public accountant to conduct the required review of the operation of the Fund, if requested in writing at least 30 but not more than 60 days prior to the end of each fiscal year.

        (vi)        It is anticipated that most contributions to the Fund shall be expended for advertising and/or promotional purposes during the year within which the contributions are made.  If, however, excess amounts remain in the Fund at the end of such year, all expenditures in the following year(s)

shall be made first out of accumulated earnings, next out of current earnings, and finally from contributions.

        (vii)        Although the Licensor intends the Fund to be of perpetual duration, the Licensor maintains the right to terminate the Fund.  Such Fund shall not be terminated, however, until all monies in the Fund have been expended for advertising and promotional purposes as aforesaid.

        (g)        On at least a quarterly basis, the Licensor shall consult with the body approved and designated by Sonic (such as the current Franchise Advisory Council or its successor) regarding the Licensor’s maintenance and administration of the Fund and shall report to that body on the Fund’s operation.

        11.02. Publicity.  The Licensor shall have the right to photograph the Non-Traditional Sonic’s exterior and/or interior, and the various foods served, and to use any such photographs in any of its publicity or advertising, and the Licensee shall cooperate in securing such photographs and consent of Persons pictured.

12. INSURANCE.

        12.01. Insurance Amounts. Prior to opening or taking possession of the Non-Traditional Sonic, the Licensee shall acquire and thereafter maintain insurance from insurance companies acceptable to the Licensor. The Licensee shall determine the appropriate limits of liability insurance but the Licensor shall require the following minimum amounts and policy forms of insurance:

        (a)        The Licensee shall maintain statutory worker’s compensation insurance and employer’s liability insurance having a minimum limit of liability of the greater of $500,000 or the minimum amount otherwise required by applicable state law. The Licensor shall accept participation in the Texas Sonic Employee Accident Program (“TSEAP”) or in the non-subscriber program for Sonic drive-in restaurants and Non-Traditional Sonics located in Texas as long as Texas law does not require statutory worker’s compensation insurance.

        (b)        The Licensee shall maintain commercial general liability insurance, including bodily injury, property damage, products, personal and advertising injury coverage on an occurrence policy form having a minimum per occurrence and general aggregate limits of at least $1,000,000 per location.

        (c)        The Licensee shall maintain non-owned automobile liability insurance having a minimum limit of $1,000,000. The automobile policy also shall provide coverage for owned automobiles if owned or leased in the name of the Licensee.

(d) The Licensor shall have the right to require the Licensee to increase the insurance specified above by giving the Licensee 60 days’ written notice in accordance with the notice provisions of this Agreement, and the Licensee shall comply no later than the first policy renewal date after that 60-day period.

        12.02. Licensor as Additional Insured. The Licensee shall name the Licensor and the Licensor’s subsidiaries and Affiliates as additional insureds under the insurance policies specified in paragraphs (a), (b) and (c) of Section 12.01, above. The Licensee’s policies shall constitute primary policies of insurance with regard to other insurance, shall contain a waiver of subrogation provision in favor of the Licensor as it relates to the operation of the Non-Traditional Sonic, and shall provide for at least 30 days’ written notice to the Licensor prior to their cancellation or amendment.

        12.03. General Conditions. Prior to opening or taking possession of the Non-Traditional Sonic, the Licensee shall furnish the Licensor with certificates of insurance evidencing that the Licensee has obtained the required insurance in the form and amounts as specified above. In addition, the Licensee shall deliver evidence of the continuation of the required insurance policies at least 30 days prior to the expiration dates of each existing insurance policy. If the Licensee at any time fails to acquire and maintain the required insurance coverage, the Licensor shall have the right, at the Licensee’s expense, to acquire and administer the required minimum insurance coverage on behalf of the Licensee. However, the Licensor shall not have any obligation to assume the premium expense and nothing in this Agreement shall constitute a guaranty by the Licensor against any losses sustained by the Licensee. The Licensor may relieve itself of all duties with respect to the administration of any required insurance policies by giving 10 days’ written notice to the Licensee.

13. TRANSFER OF INTEREST.

        13.01. Assignment.  The rights and duties created by this agreement are personal to the Licensee and the Licensor has granted the Agreement in reliance on the collective character, skill, aptitude and business and financial capacity of the Licensee and the Licensee’s principals. Accordingly, except as may be otherwise permitted by this Section 13, neither the Licensee nor any Person or entity with an interest in the Licensee shall directly or indirectly, through one or more intermediaries, without the Licensor’s prior written consent, sell, assign, transfer, convey, give away, pledge, mortgage or otherwise encumber any direct or indirect interest in this Agreement; any interest in the Licensee, if the Licensee is a partnership, joint venture or closely held corporation; or any interest which, together with other related previous simultaneous or proposed transfers, constitutes a transfer of Control of the Licensee where the Licensee is registered under the Securities Exchange Act of 1934.  Any such purported assignment occurring by operation of law or without the Licensor’s prior written consent and pursuant to the terms of this Section 13, shall constitute a default of this agreement by the Licensee and such purported assignment shall be null and void.

        13.02. Death or Permanent Incapacity of Licensee.  Upon the death or permanent incapacity of the Licensee, the interest of the Licensee in this Agreement may be assigned either pursuant to the terms of Section 13.04 of this Agreement to one or more of the Licensee’s spouse, heirs or nearest relatives by blood or marriage, subject to the following conditions:  (1) If, in the sole discretion of the Licensor, such Persons shall be capable of conducting the Non-Traditional Sonic business in accordance with the terms and conditions of this Agreement, and (2) if such Persons shall also execute an agreement by which they personally assume full and unconditional liability for and agree to perform all the terms and conditions of this Agreement to the same extent as the original Licensee.  In the event that the Licensee’s heirs do not obtain the consent of the Licensor as assignees of this Agreement, the personal representative of the Licensee shall have the greater of 120 days or the completion of the probate of the Licensee’s estate to dispose of the Licensee’s interest under this Agreement, which disposition shall be subject to all the terms and conditions for assignments under Section 13.04.

        13.03. Assignment to Licensee’s Corporation.  The Licensor may, upon the Licensee’s compliance with the following requirements, consent to an assignment of this Agreement to a corporation whose shares are owned and Controlled by the Licensee. Such written materials shall be supplied to the Licensor within 15 days after the request by the Licensor.

        (a)        The Licensee’s corporation shall be newly organized, and its charter shall provide that its activities are confined exclusively to operating Sonic drive-in restaurants and/or Non-Traditional Sonics.

        (b)        The Licensee and the Licensee’s corporation shall maintain stop transfer instructions against the transfer on the Licensee’s corporation’s records of any securities with any voting rights subject to the restrictions of Section 13 of this Agreement, and shall issue no securities upon the face of which the following printed legend does not legibly and conspicuously appear.

The transfer of this stock is subject to terms and conditions of one or more license agreements with Sonic Industries Inc. Reference is made to said license agreement(s) and the restrictive provisions of the articles and bylaws of this corporation. By agreeing to receive these securities, the transferee hereby agrees to be bound by the terms of such agreements, articles and bylaws.

        (c)        At any time upon the Licensor’s request, the Licensee and the Licensee’s corporation shall furnish company with a list of all shareholders having an interest in the Licensee’s corporation, the percentage interest of such shareholder and a list of all officers and directors in such form as the Licensor may require.

        (d)        The corporate name of the Licensee’s corporation shall not include any of the Proprietary Marks granted by this Agreement.  The Licensee and the Licensee’s corporation shall not use any mark nor any name deceptively similar thereto in a public or private offering of its securities, except to reflect the Licensee’s corporation’s franchise relationship with the Licensor.  Any prospectus or registration the Licensee or the Licensee’s corporation would propose to use in such a public or private offering shall be submitted to the Licensor within a reasonable time prior to the effective date thereof for the purpose of permitting the Licensor to verify compliance with this requirement by the Licensee and the Licensee’s corporation.

        (e)        Articles of incorporation, bylaws and all other documents governing the Licensee’s corporation shall be forwarded to the Licensor for approval.  The articles of incorporation, bylaws and other organization and governing documents shall recite that the issuance and transfer of any interest in the Licensee’s corporation are restricted by the terms of Section 13 of this Agreement.

(f) Each shareholder of the Licensee’s corporation shall personally guarantee performance under this Agreement and shall be personally bound by the terms of this Agreement.

        (g)        Any breach of this Agreement by the Licensee’s corporation shall be deemed a breach of this agreement by each shareholder of the Licensee’s corporation and each shareholder shall be personally and fully liable and obligated by any and all such breaches.

        (h)        The Licensee and the Licensee’s corporation shall submit to the Licensor, prior to any assignment under this Section 13, a shareholders agreement executed by the board of directors and ratified by all shareholders, which states that, except as may be permitted by Section 13 of this Agreement, no shares of stock or other interest in the Licensee’s corporation shall be issued, transferred, or assigned to any Person or entity without the Licensor’s prior written consent.

        (i)        Each and every shareholder of the Licensee’s corporation or any party owning a security issued by, or owning any legal or equitable interest in the Licensee’s corporation or in any security convertible to a legal or equitable interest in the Licensee’s corporation shall meet those same standards of approval as an individual licensee shall be required to meet prior to being included as a licensee on a standard license agreement with the Licensor.

        13.04. Other Assignment.

        (a)        In addition to any assignments or contingent assignments contemplated by the terms of Sections 13.02 and 13.03 of this Agreement, the Licensee shall not sell, transfer or assign this Agreement to any Person or Persons without the Licensor’s prior written consent.  Such consent shall not be unreasonably withheld.

(b) In determining whether to grant or to withhold such consent, the following requirements must be met by the Licensee:

(i) All of the Licensee’s accrued monetary obligations shall have been satisfied whether due under this agreement or otherwise.

        (ii)        The Licensor and the Licensee execute a general release of each other, in a form satisfactory to the Licensor, of any and all claims the Licensee may have against the Licensor and its Affiliates, including (without limitation) all claims arising under any federal, state or local law, rule or ordinance, but excluding (as to the Licensor) any claims against the Licensee for (a) unpaid moneys due the Licensor or its Affiliates, (b) a material breach of the provisions of this Agreement regarding the Proprietary Marks, or (c) the violation of the Licensor’s legal rights regarding the Proprietary Marks. The Licensor may waive the requirements of this subparagraph (ii) at the Licensor’s election.

(iii) The Licensee shall not be in material breach of this agreement or any other agreement between the Licensor and the Licensee.

        (iv)        Assignee (or the assignee’s management, as the case may be) shall at the Licensor’s sole discretion, enroll in and successfully complete such training programs as the Licensor shall at that time designate according to Section 6.04 of this Agreement.

        (v)        The Licensor shall consider of each prospective transferee, by way of illustration, the following:  (a) work experience and aptitude, (b) financial background, (c) character, (d) ability to personally devote full time and best efforts to managing the Non-Traditional Sonic, (e) residence in the locality of the Non-Traditional Sonic, (f) equity interest in the Non-Traditional Sonic, (g) conflicting interests and (h) such other criteria and conditions as the Licensor shall apply in the case of an application for a new license to operate a Non-Traditional Sonic.  The Licensor’s consent shall also be conditioned each upon such transferee’s execution of an agreement by which the transferee personally assumes full and unconditional liability for and agrees to perform from the date of such transfer all obligations, covenants and agreements contained in this Agreement to the same extent as if the transferee had been an original party to this Agreement.

        13.05. Licensor’s Right of First Refusal.

        (a)        If the Licensee or any Person or entity with an interest in the Licensee has received and desires to accept any bona fide offer to purchase all or any part of the Licensee’s interest in this Agreement or in the Licensee and the transfer of such interest would (1) result in a change of Control of the Licensee or of this Agreement or (2) constitute a transfer of interest held by a Controlling Person of the Licensee or of this Agreement, the Licensee or such Person shall notify the Licensor in writing of each such offer, with such notice including the name and address of the proposed purchaser, the amount and terms of the proposed purchase price, a copy of the proposed purchase contract

(signed by the parties, but expressly subject to the Licensor’s right of first refusal), and all other terms and conditions of such offer. The Licensor shall have the right and option, exercisable within 20 days after the Licensor’s receipt of such written notification, to send written notice to the Licensee or such Person or entity that the Licensor or its designee intends to purchase the interest which is proposed to be transferred on the same terms and conditions offered by the third party. Any material change in the terms of an offer prior to closing shall cause it to be deemed a new offer, subject to the same right of first refusal by the Licensor or its designee as in the initial offer. The Licensor’s failure to exercise such option shall not constitute a waiver of any other provision of this Agreement, including any of the requirements of this section with respect to the proposed transfer. Silence on the part of the Licensor shall constitute rejection. If the proposed sale includes assets of the Licensee not related to the operation of the Non-Traditional Sonic, the Licensor may purchase not only the assets related to the operation of the Non-Traditional Sonic, but may also purchase the other assets. An equitable purchase price shall be allocated to each asset included in the proposed sale.

(b) The election by the Licensor not to exercise its right of first refusal as to any offer shall not affect its right of first refusal as to any subsequent offer.

(c) Any sale or attempted sale effected without first giving the Licensor the right of first refusal described above shall be void and of no force and effect.

        (d)        If the Licensor does not accept the offer to purchase the Non-Traditional Sonic, the Licensee may conclude the sale to the purchaser who made the offer so long as the terms and conditions of such sale are identical to those originally offered to the Licensor; provided, however, that the Licensor’s approval of the assignee be first obtained, which consent shall not be unreasonably withheld upon compliance with the conditions on assignment imposed by this agreement.

        (e)        The provisions of this Section 13.05 shall not apply to any proposed transfers to members of the Licensee’s immediate family. For the purposes of this Section 13.05, a member of the Licensee’s immediate family shall mean the Licensee’s spouse and children (by birth or adoption). In addition, the provisions of this Section 13.05 shall not apply to any proposed transfers to Persons who already own an interest (directly or indirectly) in this Agreement or the Licensee as long as the transfer will not result in a change in Control of this Agreement or the Licensee.

        13.06. Consent to Assignments.  With regard to any transfer, assignment or pledge of any interest in this Agreement or in the Licensee pursuant to the foregoing provisions of this Section 13, the Licensor shall not withhold its consent unreasonably as long as the proposed transfer, assignment or pledge otherwise complies with the other requirements set forth in this Section 13.

14.     DEFAULT AND TERMINATION.

        14.01. Automatic Termination.  The Licensee shall be deemed to be in breach of this Agreement and all rights granted under this Agreement shall automatically terminate with notice from the Licensor if any of the following events occur:

(a) The Licensee shall become insolvent.

        (b)        The Licensee, either personally, through an equity owner, or through the Licensee’s attorney, shall give oral or written notice to the Licensor of the Licensee’s intent to file a voluntary petition under any bankruptcy law.

(c) A final judgment aggregating in excess of $5,000 against the Non-Traditional Sonic or property connected with the Non-Traditional Sonic which remains unpaid for 30 days.

        (d)        Suit to foreclose any lien against any assets of the Non-Traditional Sonic is instituted against the Licensee and (i) is not dismissed within 30 days, (ii) such lien is not contested and challenged through the applicable administrative agencies or courts, or (iii) a bond is not posted (if such remedy is available) to delay any such foreclosure and guarantee performance.

(e) The assets of the Non-Traditional Sonic are sold after being levied thereupon by sheriff, marshal or a constable.

(f) Transfer of this Agreement, in whole or in part, is effected in any manner inconsistent with Section 13.

        14.02. Optional Termination.  The Licensee shall be deemed to be in breach of this Agreement and the Licensor may, at its option, terminate this Agreement and all rights granted in this Agreement at any time during the term of this Agreement without affording the Licensee any opportunity to cure the breach, effective immediately upon the Licensee’s receipt of a notice of termination, upon the occurrence of any of the following events:

        (a)        If the Licensee ceases to operate the Non-Traditional Sonic or otherwise abandons the Non-Traditional Sonic (other than closure permitted pursuant to Section 6.05(c)(v) of this Agreement) or forfeits the legal right to do or transact business at the location licensed by this Agreement. However, a default under this Agreement shall not occur and the Licensee shall have the right to terminate this Agreement upon written notice to the Licensor after the Licensee loses its lease or other legal right to conduct business at the location of the Non-Traditional Sonic if and only if the loss of the Licensee’s lease or legal right to conduct business did not result from the Licensee’s breach of its obligations or failure to exercise any contractual or legal rights available to it.

        (b)        If the Licensee is convicted of a felony, a crime involving moral turpitude, or any other crime or offense that is reasonably likely, in the sole opinion of the Licensor, to adversely affect the Sonic System, the Proprietary Marks, the goodwill associated therewith or the Licensor’s rights therein.

        (c)        If the Licensee misuses or makes any unauthorized use of any of the Proprietary Marks or any other identifying characteristic of the Sonic System or otherwise materially impairs the goodwill associated therewith or the Licensor’s rights in the Sonic System and the Licensee cannot cure the default within 30 days.

(d) If the Licensee improperly discloses trade secrets or confidential information and the Licensee cannot cure the default within 30 days.

(e) If continued operation of the Non-Traditional Sonic might endanger public health or safety.

(f) If the Licensee knowingly or through gross negligence maintains false books or records or knowingly or through gross negligence submits any false report to the Licensor.

        14.03. Period to Cure.  Except as provided in Sections 14.01 and 14.02, the Licensee shall have 30 days after receipt from the Licensor of a written notice of breach of this Agreement or such notice period as is required by the law of the state where the Non-Traditional Sonic is located, within which to remedy any breach under this Agreement.  However, this period to cure will not be available to the Licensee, and the Licensor will not be required to delay termination of this Agreement, where the breach involved is one which the Licensee cannot cure within the prescribed cure period or is one which is impossible to cure. The Licensor shall have the right to terminate this Agreement upon written notice to the Licensee and without any opportunity to cure after three willful and material breaches of the same provision of this Agreement within any 12-month period for which the Licensee has received written notice and an opportunity to cure. If any such breach is not cured within that time, the Licensor may, at its option, terminate this Agreement and all rights granted under this Agreement effective immediately on the date of receipt by the Licensee of written notice of termination.  The Licensee shall be in breach under this Agreement for any failure to comply with any of the terms of this Agreement or to carry out the terms of this Agreement in good faith.  Such breach shall include, but shall not be limited to, the occurrence of any of the following illustrative events:

(a) If the Licensee fails to pay any past due amounts owed to the Licensor after the Licensor has mailed the Licensee two or more statements at least 20 days apart.

        (b)        If the Licensee fails to promptly pay, or repeatedly delays the prompt payment of undisputed invoices from his suppliers or in the remittance of rent and property tax as required in the Licensee’s lease.

(c) If the Licensee fails to maintain and operate the Non-Traditional Sonic in a good, clean, and wholesome manner or otherwise is not in compliance with the standards prescribed by the Sonic System.

(d) If the Licensee attempts to assign or transfer any interest in this agreement in violation of Section 13 of this Agreement.

        (e)        If the Licensee denies the Licensor the right to inspect the Non-Traditional Sonic at reasonable times, which includes the right to photograph the interior and exterior of the Non-Traditional Sonic in its entirety.

(f) If the Licensee fails, refuses, or neglects to obtain the Licensor’s prior written approval or consent as required by this Agreement.

(g) If the Licensee acquires any interest in another business in violation of Section 16 of this Agreement.

(h) If the Licensee fails, refuses or neglects to provide the Licensor with the Licensee’s home address and home telephone number.

(i) If the Licensee breaches any other requirement set forth in this Agreement.

        (j)        If the Licensee, upon the destruction of the Non-Traditional Sonic, fails to rebuild the franchised premises and resume operation within a reasonable time (cessation of the business from a franchised premises shall not constitute default of this Agreement if caused by condemnation, expiration of a location lease pursuant to its terms at execution or when failure to rebuild following destruction of the franchised premises is prohibited by law or the location lease).

        14.04. Resolution of Disputes. The following provisions shall apply to any controversy between the Licensee and the Licensor (including an Affiliate of the Licensor) and relating (a) to this Agreement (including any claim that any part of this Agreement is invalid, illegal or otherwise void or voidable), (b) to the parties’ business activities conducted as a result of this Agreement, or (c) the parties’ relationship or business dealings with one another generally, including all disputes and litigation pending or in existence as of the date of this Agreement.

(a) Negotiation. The parties first shall use their best efforts to discuss and negotiate a resolution of the controversy.

        (b)        Mediation. If the efforts to negotiate a resolution do not succeed, the parties shall submit the controversy to mediation by a mediation firm agreeable to the parties or by the American Arbitration Association, if the parties cannot agree.

        (c)        Arbitration. If the efforts to negotiate and mediate a resolution do not succeed, the parties shall resolve the controversy by final and binding arbitration in accordance with the Rules for Commercial Arbitration (the “Rules”) of the American Arbitration Association in effect at the time of the execution of this Agreement and pursuant to the following additional provisions:

        (i)        Applicable Law. The Federal Arbitration Act (the “Federal Act”), as supplemented by the Oklahoma Arbitration Act (to the extent not inconsistent with the Federal Act), shall apply to the arbitration.

        (ii)        Selection of Arbitrators. The parties shall select three arbitrators within 10 days after the filing of a demand and submission in accordance with the Rules. If the parties fail to agree on three arbitrators within that 10-day period or fail to agree to an extension of that period, the arbitration shall take place before three arbitrators selected in accordance the Rules. At least one of the arbitrators shall constitute an individual selected by Sonic (or its Affiliate) who has experience with franchise law or franchise relations. A decision or award by a majority of the arbitrators shall constitute the decision or award of the arbitrators.

        (iii)        Location of Arbitration. The arbitration shall take place in Oklahoma City, Oklahoma, and the arbitrators shall issue any award at the place of arbitration. The arbitrators may conduct hearings and meetings at any other place agreeable to the parties or, upon the motion of a party, determined by the arbitrators as necessary to obtain significant testimony or evidence.

        (iv)        Discovery. The arbitrators shall have the power to authorize all forms of discovery (including depositions, interrogatories and document production) upon the showing of (a) a specific need for the discovery, (b) that the discovery likely will lead to material evidence needed to resolve the controversy, and (c) that the scope, timing and cost of the discovery is not excessive.

        (v)        Authority of Arbitrators. The arbitrators shall not have the power (a) to alter, modify, amend, add to, or subtract from any term or provision of this Agreement; (b) to rule upon or grant any extension, renewal or continuance of this Agreement; (c) to award damages or other remedies expressly prohibited by this Agreement; or (d) to grant interim injunctive relief prior to the award.

(vi) Scope of Proceeding. The parties shall conduct any arbitration proceeding and resolve any controversy on an individual basis only and not on a class-wide, multiple-party, or similar basis.

        (vii)        Enforcement of Award. The prevailing party shall have the right to enter the award of the arbitrators in any court having jurisdiction over one or more of the parties or their assets. The parties specifically waive any right they may have to apply to any court for relief from the provisions of this Agreement or from any decision of the arbitrators made prior to the award. The award of the arbitrators shall not have any precedential or collateral estoppel effect on any other controversy involving the Licensor or its Affiliates.

        (d)        Excluded Controversies. At the election of the Licensor or its Affiliate, the provisions of this Section 14.04 shall not apply to any controversies relating to any fee due the Licensor or its Affiliate; any promissory note payments due the Licensor or its Affiliate; or any trade payables due the Licensor or its Affiliate as a result of the purchase of equipment, goods or supplies. The provisions of this Section 14.04 also shall not apply to any controversies relating to the use and protection of the Proprietary Marks or the Sonic System, including (without limitation) the Licensor’s right to apply to any court of competent jurisdiction for appropriate injunctive relief for the infringement of the Proprietary Marks or the Sonic System.

        (e)        Attorneys’ Fees and Costs. The prevailing party to the arbitration shall have the right to an award of its reasonable attorneys’ fees and costs incurred after the filing of the demand and submission, including a portion of the direct costs of any in-house legal staff reasonably allocable to the time devoted to the arbitration.

15. OBLIGATIONS UPON TERMINATION.

        15.01. Effect of Termination, Cancellation or Expiration of this Agreement. Except as otherwise authorized pursuant to the terms of any other license agreement between the Licensor and the Licensee, the Licensee shall comply with the following provisions after the expiration or termination of this Agreement and the License:

        (a)        The Licensee, upon any termination, cancellation or expiration of this Agreement, shall promptly pay to the Licensor and the Licensor’s subsidiaries any and all sums owed to them.  In the event of termination for any breach by the Licensee, such sums shall include all damages, costs and expenses, including reasonable attorneys’ fees, incurred by the Licensor as a result of the breach, which obligation shall give rise to and remain, until paid in full, a lien in favor of the Licensor against any and all of the assets of the Non-Traditional Sonic owned by the Licensee at the time of default.

        (b)        Upon termination, cancellation or expiration of this Agreement for any reason, all of Licensee’s rights under this Agreement shall terminate. The Licensee shall not thereafter use or adopt any trade secrets disclosed to the Licensee under this Agreement or any paper goods, emblems, signs, displays, table ordering stations, or other property on which the Licensor’s name or Proprietary Marks are imprinted or otherwise form a part thereof or any confusing simulations thereof. The Licensee shall not otherwise use or duplicate the Sonic System or any portion thereof or assist others to do so. The Licensee shall remove from the premises all signs, emblems and displays identifying it as associated with the Licensor or the Sonic System. The Licensee shall cease to use and shall return to the Licensor all copies of the Sonic Operations Manual, instructions or materials delivered to the Licensee under this Agreement.

        (c)        Upon termination, cancellation or expiration of this Agreement, unless otherwise directed in writing by the Licensor, the Licensee shall change the exterior and interior design and the decor of said premises, including, but not limited to, changing the color scheme, and shall make or cause to be made such changes in signs and structures (excluding major structural changes) as the Licensor shall reasonably direct so as to effectively distinguish the same from its former appearance and from any other Non-Traditional Sonic or Sonic drive-in restaurant. If the Licensee fails or refuses to comply with this provision, the Licensor shall have the right to enter upon the premises where said business is being conducted without being guilty of trespass or any other tort for the purpose of making or causing to be made such changes at the expense of the Licensee, which expense the Licensee agrees to pay on demand.

        (d)        Upon termination, cancellation or expiration of this Agreement, in the event the Licensee is the owner of any signage containing or incorporating any of the Proprietary Marks, the Licensor shall have an irrevocable option to purchase the signage for its fair market value. In any event, the Licensee shall not thereafter use any signage displaying the Licensor’s name or Proprietary Marks or which primarily display the colors used in any other such sign at any other Non-Traditional Sonic or Sonic drive-in restaurant. See Section 15.04 for determining fair market value.  Any agent, servant or employee of the Licensor may remove the signage or any objectionable signs or advertising from the Non-Traditional Sonic without being guilty of trespass or other tort, and the Licensee shall be liable for the Licensor’s costs plus attorneys’ fees for any interference therewith.

        (e)        Upon termination, cancellation or expiration of this Agreement, the Licensee shall cease to hold the Licensee out in any way as a licensee of the Licensor or to do anything which would indicate any relationship between the Licensee and the Licensor.

(f) The covenants set forth in paragraphs (a), (b), (c), (d) and (e) of this Section 15.01 shall survive the termination, cancellation or expiration of this Agreement.

        (g)        All rights, claims and indebtedness which may accrue to the Licensor prior to termination, cancellation or expiration of this Agreement shall survive termination, cancellation or expiration and be enforceable by the Licensor.

(h) The Licensee shall complete all such modifications within 30 days after this Agreement has been terminated or canceled or has expired. The Licensee and the Licensor agree that the Licensor’s damages resulting from a breach of the provisions of this section are difficult to estimate or determine accurately. In the event of a breach by the Licensee of the provisions of this Section, the Licensee, in addition to any and all other remedies available to the Licensor in this Agreement and elsewhere, will pay the Licensor double the royalty and advertising fees prescribed in this agreement until the Licensee satisfactorily de-identifies the restaurant premises in the manner prescribed by this section. This payment shall constitute liquidated damages and shall not be construed as a penalty since such payment has been agreed to by the Licensee and the Licensor as reasonably representative of the actual damage sustained by the Licensor in the event of such a breach. The liquidated damages shall start on the 31st day after this agreement has been terminated or canceled or has expired. Those liquidated damages shall not constitute either a waiver of the Licensee’s obligation to de-identify or a license to use the Sonic System. Those remedies will be in addition to any other remedies the Licensor may have under this Agreement or under federal or state law.

        15.02. Licensor’s Option to Purchase.

        (a)        Upon termination, cancellation or expiration of this Agreement, the Licensor shall have the right and option to purchase all or any patented, special or unique Non-Traditional Sonic equipment, table order stations, menu housings, signs, menus and supplies of the Licensee at their fair market value. See Section 15.04 for determining fair market value.  Such right or option of the Licensor shall be exercised as provided in paragraph (b) of this Section 15.02. If the Licensor elects to exercise any option to purchase provided in this Agreement, it shall have the right to set off all amounts due from the Licensee to the Licensor and one-half of the cost of any appraisals against any payment therefor.

        (b)        In the case of termination by expiration, the Licensor shall exercise the Licensor’s option contained in this Section 15.02 by giving the Licensee written notice at least 30 days prior to expiration.  In the case of termination for any other reason, the Licensor shall exercise its option by giving the Licensee written notice within 30 days after termination.

        (c)        The Licensor’s option hereunder is without prejudice to the Licensor’s rights under any security agreement held by the Licensor or with respect to which the Licensor may have a guarantor’s or surety’s subrogation interest.  If the Licensor exercises this option, the Licensor may pay any debt which the Licensee owes to the Licensor and shall remit any balance of the purchase price to the Licensee.  There shall be no allowance for goodwill.

        15.03. Licensor’s Obligation to Purchase.

(a) Upon termination, cancellation or expiration of this Agreement, if the Licensee desires to sell the Licensee’s unbroken inventory packages of approved imprinted items and supplies with Proprietary Marks to the Licensor, excluding all food items, the Licensor shall have the obligation to repurchase such items at the Licensee’s cost.

        (b)        If the Licensee desires to sell such items to the Licensor, the Licensee shall, not later than 10 days after termination, cancellation or expiration of this Agreement, give the Licensor 10 days written notice of the Licensee’s election and, at the expiration of the 10-day notice period, deliver such items at the Licensee’s expense with an itemized inventory to the nearest Sonic drive-in restaurant or Non-Traditional Sonic owned by the Licensor or other unit designated by the Licensor. The Licensor agrees to pay the Licensee or credit the Licensee’s account within seven days after said delivery.

        15.04. Fair Market Value Determination.  If the parties cannot agree on the fair market value of any item subject to an option to purchase in this Agreement within a reasonable time, one appraiser shall be designated by the Licensor, one by the Licensee, and the two appraisers shall designate an independent appraiser, and the valuation of such third appraiser alone shall be binding.  The Licensor and the Licensee each shall pay one-half of the cost of any appraisals required pursuant to this Section 15.04.

16. COVENANTS.

        16.01. Restrictions on Licensee.  The Licensee agrees and covenants as follows:

        (a)        During the term of this License, Licensee shall not directly or indirectly through one or more intermediaries (i) engage in, (ii) acquire any financial or beneficial interest (including interests in corporations, partnerships, trusts, unincorporated associations or joint ventures) in, (iii) loan money to or (iv) become landlord of any restaurant business which has a menu similar to that of a Non-Traditional or traditional Sonic (such as hamburgers, hot dogs, onion rings, and similar items customarily sold by Non-Traditional or traditional Sonics) or which has an appearance similar to that of a Non-Traditional or traditional Sonic (such as color pattern or other items that are customarily used by a Non-Traditional or traditional Sonic).

        (b)        Licensee shall not, for a period of eighteen (18) months after termination of this License for any reason, directly or indirectly through one or more intermediaries (i) engage in, (ii) acquire any financial or beneficial interest (including interests in corporations, partnerships, trusts, unincorporated associations or joint ventures) in, (iii) loan money to or (iv) become a landlord of any restaurant business which has a menu similar to that of a Non-Traditional or traditional Sonic (such as hamburgers, hot dogs, onion rings, and similar items customarily sold by Non-Traditional or traditional Sonics) or which has an appearance similar to that of a Non-Traditional or traditional Sonic (such as color pattern or other items that are customarily used by a Non-Traditional or traditional Sonic), and which (i) is within a three (3) mile radius of the Non-Traditional Sonic formerly licensed by this agreement, (ii) is within a twenty (20) mile radius of a Non-Traditional Sonic or Sonic drive-in restaurant in operation or under construction, or (iii) is located within the MSA of the Non-Traditional or traditional Sonic.

(c) The Licensee shall not appropriate, use or duplicate the Sonic System, or any portion of the Sonic System, for use at any other restaurant business.

        (d)        During the term of this Agreement, the Licensee (1) shall use the Licensee’s best efforts to promote the business of the Non-Traditional Sonic and (2) shall not engage in any other business or activity that might detract from, interfere with, or be detrimental to the Sonic System or the Licensee’s full and timely performance under this Agreement.

        (e)        The parties agree that each of the foregoing covenants shall be construed as independent of any covenant or provision of this Agreement.  If all or any portion of a covenant in this Section 16 is held unreasonable or unenforceable by a court or agency having valid jurisdiction in an unappealed final decision to which the Licensor is a party, the Licensee expressly agrees to be bound by any lesser covenant subsumed within the terms of such covenant that imposes the maximum duty permitted by law, as if the resulting covenant were separately stated in and made a part of this Section 16.

        (f)        The Licensee expressly agrees that the existence of any claims the Licensee may have against the Licensor, whether or not arising from this Agreement, shall not constitute a defense to the enforcement by the Licensor of the covenants in this Section 16.

        (g)        The Licensee acknowledges that the Licensee’s violation of the terms of this Section 16 would result in irreparable injury to the Licensor for which no adequate remedy at law is available, and the Licensee accordingly consents to the ex parte issuance of restraining orders, temporary and permanent injunctions and cease and desist orders prohibiting any conduct by the Licensee in violation of the terms of this Section 16.

        (h)        The Licensee shall utilize at the Non-Traditional Sonic a cash register previously approved by the Licensor, which such cash register shall at all times during the term of this Agreement have a non-alterable grand total function so that each item entered in such register and each day’s totals may not be altered once entered.

        16.02. Covenants by Others.  At the time of execution of this agreement, the Licensee shall provide the Licensor with covenants similar in substance to those set forth in this Section 16 (including covenants applicable upon the termination of a Person’s relationship with the Licensee) from the following persons:  (1) all persons employed by the Licensee; and (2) all officers, directors, and holders of a direct or indirect beneficial ownership interest in the Licensee.  With respect to each Person who becomes associated with the Licensee in one of the capacities enumerated above subsequent to execution of this agreement, the Licensee shall require and obtain such covenants and promptly provide the Licensor with executed copies of such covenants.  In no event shall any Person enumerated be granted access to any confidential aspect of the Sonic System or the Non-Traditional Sonic prior to execution of such a covenant.  All covenants required by this

Section 16 shall be furnished by the Licensee to the Licensor and shall include, without limitation, specific identification of the Licensor as a third party beneficiary of such covenants with the independent right to enforce them. The failure by the Licensee to obtain execution of a covenant required by this Section 16 shall constitute a breach of this Agreement.

17. INDEPENDENT CONTRACTOR & INDEMNIFICATION.

        17.01. Licensee not an Agent of Licensor.  It is understood and agreed that this Agreement does not create a fiduciary relationship between the Licensor and the Licensee, and that nothing contained in this Agreement shall constitute the Licensee as the agent, legal representative, partner, joint venturer or employee of the Licensor. The Licensee is, and shall remain, an independent contractor responsible for all obligations and liabilities of, and for all loss or damage to, the Non-Traditional Sonic and its business, including any personal property, equipment, fixtures or real property connected therewith and for all claims or demands based on damage or destruction of property or based on injury, illness or death of any person or persons, directly or indirectly, resulting from the operation of the Non-Traditional Sonic.

        17.02. Cost of Enforcement.  If the Licensor or the Licensor’s subsidiaries become involved in any action at law or in equity or in any proceeding opposing the Licensee to secure, enforce, protect, or defend the Licensor’s rights and remedies under this Agreement, in addition to any judgment entered in the Licensor’s favor, the Licensor shall be entitled to demand of and (in the event the Licensor prevails in such actions or proceedings) recover from the Licensee the reasonable costs, expenses and attorneys’ fees incurred by the Licensor. If, in such applicable final judgment, the Licensor does not prevail, the Licensee shall be entitled to recover from the Licensor in any such action or proceeding the reasonable costs, expenses and attorneys’ fees incurred by the Licensee.

        17.03. Indemnification.  If the Licensor or the Licensor’s subsidiaries shall be subject to any claim, demand or penalty or become a party to any suit or other judicial or administrative proceeding by reason of any claimed act or omission by the Licensee, the Licensee’s employees or agents, or by reason of any act occurring at the Non-Traditional Sonic, or by reason of any act or omission with respect to the business or operation of the Non-Traditional Sonic, the Licensee shall indemnify and hold the Licensor and the Licensor’s subsidiaries harmless against all judgments, settlements, penalties and expenses, including attorneys’ fees, court costs and other expenses of litigation or administrative proceeding, incurred by or imposed on the Licensor in connection with the investigation or defense relating to such claim or litigation or administrative proceeding and, at the election of the Licensor, the Licensee shall also defend the Licensor and the Licensor’s subsidiaries. The Licensee shall not have any obligation to indemnify, defend or hold harmless the Licensor or any other Person pursuant to the provisions of this Section 17.03 to extent the obligation arises predominantly as a proximate result of the Licensor’s act or failure to act when under a duty to act.

18. EFFECT OF WAIVERS. No waiver by the Licensor of any breach or series of breaches of this Agreement shall constitute a waiver of any subsequent breach or waiver of the terms of this Agreement.

19. NOTICES.

        19.01. Any notice required under this Agreement, if not specified, shall be in writing and shall be delivered by (a) personal service; (b) by overnight, receipted delivery service; or (c) by United States certified or registered mail, with postage prepaid, addressed to the Licensee at the Non-Traditional Sonic or at such other address of the Licensee then appearing on the records of the Licensor or to the Licensor at 300 Johnny Bench Drive, Oklahoma City, Oklahoma 73104, or at the subsequent address of the Licensor’s corporate headquarters. Either party, by a similar written notice, may change the address to which notices shall be sent.

        19.02. If the Licensor is unable to give actual notice of any breach or termination of this agreement because the Licensee has failed to provide the Licensor with a current address, because the Licensee fails to accept or pick up a mailed notice, or due to any reason which is not the fault of the Licensor, then such notice shall be deemed as given when the Licensor sends such notice by overnight receipted delivery service or registered or certified mail, postage prepaid.

        19.03. The Licensee has designated on the first page of this agreement a Principal to serve as the party receiving primary notice on behalf of the parties to this Agreement. Each Licensee hereby agrees that the Licensor may send its notices and communications under this Agreement to the Principal provided for in this Agreement, that the Licensor may use the Principal as its primary contact for purposes of communications and notices permitted or required under this Agreement, and that all communications and notices given by the Licensor to the Principal will be just as effective on each Licensee as though the same had been given to each Licensee.

20. ENTIRE AGREEMENT.

        20.01. No Oral Agreements.  This Agreement and all addenda, appendices and amendments to this Agreement constitute the entire agreement between the parties and supersede all prior and contemporaneous, oral and written agreements and understandings of the parties.

        20.02. Scope and Modification of Agreement.  No interpretation, change, termination or waiver of any of the provisions of this Agreement shall be binding upon the Licensor unless in writing signed by an executive officer of the Licensor.  No modification, waiver, termination, rescission, discharge or cancellation of this Agreement shall affect the right of any party hereto to enforce any claim or right hereunder, whether or not liquidated, which occurred prior to the date of such modification, waiver, termination, rescission, discharge or cancellation.

21. CONSTRUCTION AND SEVERABILITY.

        21.01. Interpretation.  The recitals shall be considered a part of this agreement.  Captions are used only for convenience and are in no way to be construed as part of this Agreement or as a limitation of the scope of the particular sections, subsections, paragraphs and subparagraphs to which they refer.  Words of any gender used in this Agreement shall include any other gender, and words in the singular shall include the plural where the context requires.

        21.02. Invalidity.  If any part of this Agreement for any reason shall be declared invalid, such decision shall not affect the validity of any remaining portion, which shall remain in full force and effect.  In the event any material provision of this Agreement shall be stricken or declared invalid, the Licensor reserves the right to terminate this Agreement.

        21.03. Binding Effect.  This Agreement shall be binding upon the parties, their heirs, executors, personal representatives, successors or assigns.

        21.04. Survival.  Any provisions of this Agreement which impose an obligation after termination or expiration of this Agreement shall survive the termination or expiration of this Agreement and be binding on the parties.

        21.05. Liability of Multiple Licensees.  If the Licensee consists of more than one Person or entity, each such Person and entity, and each proprietor, partner or shareholder of each such entity shall be jointly and severally liable for any and all of the Licensee’s obligations and prohibitions under this Agreement. Consequently, if and when a Person or entity as the Licensee is in breach of this Agreement and fails or is unable to cure such breach in a timely manner, the Licensor may terminate the rights of the so-affected Person or entity under this Agreement whereby this Agreement is terminated as to only such Person or entity while remaining fully effective as to all other Persons and entities remaining as a Licensee on this Agreement. The Person or entity removed as a Licensee shall remain jointly and severally obligated with the Persons and entities remaining as a Licensee for any and all obligations and liabilities of the Licensee which occurred or accrued through the date of the removal of said Person or entity.

22. BUSINESS ENTITY LICENSEES

        22.01. Corporate Licensee. If the Licensee is a corporation, the Licensee shall comply with the following provisions:

        (a)        Purpose. The certificate of incorporation of the Licensee, if incorporated after August 31, 1994, shall provide that the purpose of the corporation shall consist only in the development, ownership, operation and maintenance of Sonic drive-in restaurants and/or Non-Traditional Sonics.

        (b)        Transfer Restrictions. The certificate of incorporation of the Licensee shall provide that the Licensee shall not issue any additional capital stock of the Licensee and that no stockholder may transfer, assign or pledge any issued capital stock of the Licensee without the prior, written consent of the Licensor, and each stock certificate issued to evidence the capital stock of the Licensee shall contain a legend disclosing the foregoing restriction. The Licensor shall not withhold its consent to the issuance of additional capital stock or a transfer, assignment or pledge without a reasonable basis. In giving its consent, the Licensor shall have the right (but not the obligation) to impose one or more reasonable conditions, including (without limitation) the requirement that the recipient of the capital stock execute an agreement substantially similar to the Guaranty and Restriction Agreement attached as Attachment I to this Agreement.

(c) Stockholder Guaranty. Each stockholder of the Licensee shall execute the Guaranty and Restriction Agreement attached as Attachment I to this Agreement.

        (d)        Documents. Prior to the Licensor’s execution of this Agreement, the Licensee shall deliver to the Licensor photocopies of its certificate of incorporation and issued stock certificates reflecting compliance with the provisions of this Section 22.01.

        22.02. Partnership Licensee. If the Licensee is a partnership, the Licensee shall comply with the following provisions:

        (a)        Purpose. The partnership agreement and certificate of limited partnership (if applicable) of the Licensee, if formed after August 31, 1994, shall provide that the purpose of the partnership shall consist only in the development, ownership, operation and maintenance of Sonic drive-in restaurants and/or Non-Traditional Sonics.

        (b)        Transfer Restrictions. The partnership agreement and certificate of limited partnership (if applicable) of the Licensee shall provide that the Licensee shall not issue any additional partnership interests in the Licensee and that no partner may transfer, assign or pledge a partnership interest in the Licensee without the prior, written consent of the Licensor. The Licensor shall not withhold its consent to the issuance of additional partnership interests or a transfer, assignment or pledge without a reasonable basis. In giving its consent, the Licensor shall have the right (but not the obligation) to impose one or more reasonable conditions, including (without limitation) the requirement that the recipient of the partnership interest execute an agreement substantially similar to the Guaranty and Restriction Agreement attached as Attachment I to this Agreement.

(c) Partner Guaranty. Each partner of the Licensee shall execute the Guaranty and Restriction Agreement appearing as Attachment I to this Agreement.

(d) Documents. Prior to the Licensor’s execution of this Agreement, the Licensee shall deliver to the Licensor photocopies of its partnership agreement and certificate of limited partnership (if applicable) reflecting compliance with the provisions of this Section 22.02.

        22.03. Limited Liability Company Licensee. If the Licensee is a limited liability company, the Licensee shall comply with the following provisions:

        (a)        Purpose. The articles of organization and operating agreement of the Licensee, if organized after August 31, 1994, shall provide that the purpose of the limited liability company shall consist only in the development, ownership, operation and maintenance of Sonic drive-in restaurants and/or Non-Traditional Sonics.

        (b)        Transfer Restrictions. The articles of organization and operating agreement of the Licensee shall provide that the Licensee shall not issue any additional membership interests in the Licensee and that no member may transfer, assign or pledge any membership interests in the Licensee without the prior, written consent of the Licensor. The Licensor shall not withhold its consent to the issuance of additional membership interests or a transfer, assignment or pledge without a reasonable basis. In giving its consent, the Licensor shall have the right (but not the obligation) to impose one or more reasonable conditions, including (without limitation) the requirement that the recipient of the membership interest execute an agreement substantially similar to the Guaranty and Restriction Agreement attached as Attachment I to this Agreement.

(c) Member Guaranty. Each member of the Licensee shall execute the Guaranty and Restriction Agreement appearing as Attachment I to this Agreement.

        (d)        Documents. Prior to the Licensor’s execution of this Agreement, the Licensee shall deliver to the Licensor photocopies of its articles of organization and operating agreement reflecting compliance with the provisions of this Section 22.03.

        22.04. Other Entity Licensee. If the Licensee is any other form of business entity, the Licensee shall deliver to the Licensor photocopies of its organizational documents containing provisions substantially similar to those required by Sections 22.01 through 22.03.

        22.05. Employee Stock Purchase Plans. The Licensee shall have the right to transfer up to 49% of its outstanding capital stock or other equity interests to an employee stock purchase plan as long as one individual who qualifies as a licensee of the Licensor continues to own and Control, directly or indirectly, at least 51% of the Licensee’s outstanding capital stock or other equity interests.

23. APPLICABLE LAWS. The terms and provisions of this Agreement shall be interpreted in accordance with and governed by the laws of the State of Oklahoma, provided that if the laws of the State of Oklahoma would not permit full enforcement of Section 16 of this Agreement, then the laws of the state in which the Non-Traditional Sonic is located or the Licensee is domiciled shall apply to the extent that any or all of such laws more fully permit enforcement of Section 16 of this

Agreement. Notwithstanding the foregoing, the franchise laws or regulations of the state in which the Non-Traditional Sonic is located, in effect on the original date of this Agreement, shall apply to this Agreement. The Licensee agrees that jurisdiction over the Licensee and venue exist and are proper within the same federal judicial district where the corporate headquarters of the Licensor are located and within any and all other courts, whether federal, state or local, located within that district. The Licensee waives any and all defenses and objections, and the Licensee agrees not to assert any defense or objection to jurisdiction over the Licensee and to venue as described in this section regarding any action, proceeding or litigation instituted by the Licensor against the Licensee. The Licensor and the Licensee agree that any and all breaches of this agreement, including breaches occurring after termination, cancellation, or expiration of this agreement, shall be deemed to have occurred where the corporate headquarters of the Licensor are located.

24. ACKNOWLEDGEMENT. The Licensee acknowledges that:

        24.01. Consultation with Counsel.  The Licensee hereby represents that the Licensee has received a copy of this Agreement and has had an opportunity to consult with the Licensee’s attorney with respect thereto at least 10 business days prior to the Licensee’s execution hereof. The Licensee further represents that the Licensee has had this agreement in hand for review at least five business days prior to the Licensee’s execution hereof.

        24.02. Profitability.  No representation has been made by the Licensor as to the future profitability of the Non-Traditional Sonic, and the Licensee has not relied on any representations from the Licensor or its Affiliates with regard to the profitability of the Non-Traditional Sonic.

        24.03. Licensee’s Investigation.  Prior to the execution of this Agreement, the Licensee has had ample opportunity to contact the existing licensees of the Licensor and to investigate all representations made by the Licensor relating to the Sonic System. The Licensee has conducted an independent investigation of the business contemplated by this Agreement and recognizes that it involves substantial business risks making the success of the venture largely dependent on the business abilities of the Licensee. The Licensor disclaims and the Licensee has not received from the Licensor or its Affiliates any express or implied warranty or guaranty regarding the potential volume, profits or success of the business venture contemplated by this Agreement. The Licensee has not relied on any express or implied warranty or guaranty from the Licensor or its Affiliates regarding the potential volume, profits or success of the business venture contemplated by this Agreement.

        24.04. Contrary Representations. The Licensee knows of no representations by the Licensor or its Affiliates about the business contemplated by this Agreement which contradict the terms of this Agreement. The Licensee has not relied on any representations from the Licensor or its Affiliates about the business contemplated by this Agreement which contradict the terms of this Agreement or the disclosures set forth in the Franchise Offering Circular delivered to the Licensee in connection with the issuance of this Agreement.

        24.05. Variances to Other Licensees. The Licensee understands that other developers and licensees may operate under different forms of agreements and, consequently, that the Licensor’s rights and obligations with regard to its various licensees may differ materially in certain circumstances.

        24.06. Complete Agreement.  This Agreement supersedes any and all other agreements or representations respecting the Non-Traditional Sonic and contains all the terms, conditions and obligations of the parties with respect to the subject matter of this Agreement.

25. Input and Advice from Licensees. In connection with the implementation of or significant changes in the programs or policies referred to in Sections 6.04, 6.05(c), 6.06, 8, and 11.01(f) of this Agreement, the Licensor shall solicit input and advice from a group of licensees gathered together for such purpose (whether established ongoing for such purpose or gathered on an ad hoc basis from time-to-time). The Licensor further shall use its best efforts to ensure that such groups are balanced in terms of geographic base, size of operating group, and period of tenure within the Sonic System. Notwithstanding the foregoing, this Section 25 shall not have any effect unless the license agreements in effect for at least one-third of all Sonic drive-in restaurants and Non-Traditional Sonics contain this provision or a substantially similar provision.

26. Injunctive Relief. The Licensee acknowledges that the Licensor’s remedy at law for any breach of any of the Licensee’s covenants under this Agreement (other than involving only the payment of money) would not constitute an adequate remedy at law and, therefore, the Licensor shall have the right to obtain temporary and permanent injunctive relief in any proceeding brought to enforce any of those provisions, without the necessity of proof of actual damages. However, nothing in this Section 26 shall prevent the Licensor from pursuing separately or concurrently one or more of any other remedies available at law, subject to the provisions of Section 14.04 of this Agreement.

27. General Release and Covenant Not to Sue. The Licensee hereby releases Sonic Corp., its subsidiaries, and the officers, directors, employees and agents of Sonic Corp. and its subsidiaries from any and all claims and causes of action, known or unknown, which may exist in favor of the Licensee as of the date of this Agreement. In addition, the Licensee covenants that the Licensee shall not file or pursue any legal action or complaint against any of the foregoing entities or Persons with regard to any of the foregoing claims or causes of action released pursuant to this Section 27. The Licensor hereby releases the Licensee and its officers, directors, employees and agents from any and all claims and causes of action, known or unknown, which may exist in favor of the Licensor as of the date of this Agreement, except for any claims for (a) unpaid moneys due the Licensor or its Affiliates, (b) a material breach of the provisions of this Agreement regarding the Proprietary Marks, or (c) the violation of the Licensor’s legal rights regarding the Proprietary Marks. In addition, the Licensor covenants that the Licensor shall not file or pursue any legal action or complaint against any of the foregoing entities or Persons with regard to any of the claims or causes of action released by the Licensor pursuant to this Section 27.

        Executed on the dates set forth below, to have effect as of the effective date set forth on the cover page of this Agreement.

Licensor:	Sonic Industries Inc.
	By:	(Vice) President Date: ____________________________, 200___
Attest:
_________________________________ (Assistant) Secretary
Licensee:	_______________________________________ Name:

Date: ____________________________, 200___
____________________________________ Name:
Date: ____________________________, 200___

Schedule I

Guaranty and Restriction Agreement

GUARANTY AND RESTRICTION AGREEMENT

        The undersigned (the “Guarantor”), Sonic Industries Inc. (“Sonic”), and __________ (the “Licensee”) enter into this Guaranty and Restriction Agreement (this “Agreement”) as of the ____ day of __________, 200__.

        W I T N E S S E T H:

        Whereas, Sonic is entering into a Non-Traditional License Agreement (the "License Agreement") dated the same date as this Agreement with the Licensee for the Non-Traditional Sonic located at ____________________________; and

        Whereas, as a condition to entering into the License Agreement, Sonic has asked that the Guarantor provide a personal guaranty of certain of the obligations of the Licensee set forth in the License Agreement; and

        Whereas, Sonic also has asked that the Guarantor and the Licensee agree to a restriction on the transfer of the equity interests in the Licensee; and

        Whereas, the Guarantor and the Licensee are willing to enter into those agreements in accordance with the terms and conditions of this Agreement.

        Now, therefore, in consideration of the mutual covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties agree as follows:

        1.       Personal Guaranty of Payments. The Guarantor hereby guarantees the prompt and full payment of the following obligations under the License Agreement:

(a) All royalties due Sonic pursuant to the License Agreement.

(b) All advertising contribution fees to the Sonic Advertising Fund pursuant to the License Agreement.

(c) All contributions to approved advertising cooperatives pursuant to the License Agreement.

(d) Any other miscellaneous obligations owing to Sonic or its Affiliates relating to the Non-Traditional Sonic covered by the License Agreement.

        2.       Nature of Guaranty. This guaranty shall constitute an absolute, unconditional, irrevocable and continuing guaranty. Sonic shall not have any obligation to take any action against any other person or entity for collection of any payments prior to making any demand for payment or bringing any action against the Guarantor.

        3.       Permitted Actions. From time to time, Sonic shall have the right to take, permit or suffer to occur any “Permitted Action,” as defined below, without modifying, reducing, waiving, releasing, impairing or otherwise affecting the obligations of the Guarantor under this Agreement, without giving notice to the Guarantor or obtaining the Guarantor’s consent, without the necessity of any reservations of rights against the Guarantor, and without liability on the part of Sonic. As used in this Section 3, the phrase “Permitted Action” shall mean (a) an agreed extension of time for payment of any sum due under the License Agreement, (b) an agreed change in the manner or place of payment of any sums due under the License Agreement, (c) any waiver by Sonic of any defaults under the provisions of the License Agreement, (d) any delay or failure by Sonic to exercise any right or remedy Sonic may have under the License Agreement, (e) the granting by Sonic of any leniencies, waivers, extensions and indulgences under the License Agreement, and (f) any agreed amendments to the License Agreement.

        4.       Waiver of Notice of Acceptance. The Guarantor acknowledges and waives notice of Sonic’s acceptance of the Guarantor’s guaranty pursuant to the terms of this Agreement.

        5.       Restrictions on Transfer. The Licensee shall not issue any additional shares of capital stock without the prior, written consent of Sonic. The Guarantor shall not transfer, assign or pledge any of its shares of capital stock in the Licensee to any person without the prior, written consent of Sonic.

        6.       Disputes. The Guarantor agrees to resolve any dispute with Sonic and its Affiliates pursuant to the provisions of Section 14.04 of the License Agreement. If Sonic files suit to enforce the provisions of this Agreement, the federal and state courts in Oklahoma shall have personal jurisdiction over the Guarantor. The Guarantor expressly waives any and all objections as to venue in any of those courts and agrees that Sonic may serve process by mailing a copy of the summons by certified mail, return receipt requested, with sufficient postage prepaid, to the address of the Guarantor as specified in this Agreement.

        7.       Attorneys’ Fees, Costs and Expenses. In any action brought by Sonic to enforce the obligations of the Guarantor, Sonic also shall have the right to collect its reasonable attorneys’ fees, court costs, and expenses incurred in the action.

        8.       Headings. The headings used in this Agreement appear strictly for the parties’ convenience in identifying the provisions of this Agreement and shall not affect the construction or interpretation of the provisions of this Agreement.

        9.       Binding Effect. This Agreement binds and inures to the benefit of the parties and their respective successors, legal representatives, heirs and permitted assigns.

        10.       Waiver. The failure of a party to insist in any one or more instances on the performance of any term or condition of this Agreement shall not operate as a waiver of any future performance of that term or condition.

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        11.       Governing Law. Notwithstanding the place where the parties execute this Agreement, the internal laws of Oklahoma shall govern the construction of the terms and the application of the provisions of this Agreement.

        12.       Amendments. No amendments to this Agreement shall become effective or binding on the parties, unless agreed to in writing by all of the parties.

        13.       Time. Time constitutes an essential part of each and every part of this Agreement.

        14.       Notice. Except as otherwise provided in this Agreement, when this Agreement makes provision for notice or concurrence of any kind, the sending party shall deliver or address the notice to the other party by certified mail, telecopy, or nationally-recognized overnight delivery service to the following address or telecopy number:

Sonic:	300 Johnny Bench Drive
Oklahoma City, Oklahoma 73104
(405) 225-4035

Guarantor:	____________________________________
____________________________________
(___) ___-____

Licensee:	____________________________________
____________________________________
(___) ___-____

        All notices pursuant to the provisions of this Agreement shall run from the date that the other party receives the notice or three business days after the party places the notice in the United States mail. Each party may change the party’s address by giving written notice to the other parties.

        15.       Release and Covenant Not To Sue. The Guarantor hereby releases all claims and causes of action which the Guarantor may have against Sonic Corp., its subsidiaries, and the stockholders, directors, officers, employees and agents of Sonic Corp. and its subsidiaries. The Guarantor further covenants not to sue any of the foregoing persons or entities on account of any of the foregoing claims or causes of action.

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        Executed and delivered as of the day and year first set forth above.

Sonic:	Sonic Industries Inc.
	By:	(Vice) President
Attest:
_________________________________________ (Assistant) Secretary
Guarantor:		___________________________________________
Licensee:		___________________________________________ ___________________________________________
	By:	(Vice) President
Attest:
_________________________________________ (Assistant) Secretary

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